Exhibit 10.1

collateral MANAGEMENT AGREEMENT

between

ARCH STREET CLO, LTD.

and

NEWSTAR CAPITAL LLC

Dated as of September 15, 2016

Seward & Kissel LLP

TABLE OF CONTENTS

		Page

COLLATERAL MANAGEMENT AGREEMENT

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.01.	Definitions.	2

SECTION 1.02.	Rules of Construction.	4

ARTICLE II
COLLATERAL MANAGER

SECTION 2.01.	Appointment of Collateral Manager.	4

SECTION 2.02.	Services.	5

SECTION 2.03.	Records.	7

SECTION 2.04.	Additional Obligations.	7

SECTION 2.05.	Power of Attorney.	8

SECTION 2.06.	Standard of Care.	9

SECTION 2.07.	Brokerage.	9

SECTION 2.08.	Agency Cross-Transactions.	10

SECTION 2.09.	Modifications to Indenture.	11

ARTICLE III
ADDITIONAL ACTIVITIES OF THE COLLATERAL MANAGER

SECTION 3.01.	Permitted Activities.	11

ARTICLE IV
conflicts of interest

SECTION 4.01.	Investment Activity of the Collateral Manager.	13

SECTION 4.02.	Acquisitions from or Dispositions to the Collateral Manager.	16

ARTICLE V
CONFIDENTIALITY

SECTION 5.01.	Confidentiality.	16

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

SECTION 6.01.	Representations and Warranties of the Issuer.	17

SECTION 6.02.	Representations and Warranties of the Collateral Manager.	18

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ARTICLE VII
FEES AND EXPENSES

SECTION 7.01.	Management Fees.	20

SECTION 7.02.	Expenses.	23

SECTION 7.03.	Manner of Payment.	24

ARTICLE VIII
LIMITS ON COLLATERAL MANAGER
RESPONSIBILITY; INDEMNIFICATION

SECTION 8.01.	Limits on Collateral Manager Responsibility.	24

SECTION 8.02.	Issuer Indemnification of Collateral Manager.	26

SECTION 8.03.	Collateral Manager Indemnification of Issuer.	27

SECTION 8.04.	Indemnification Procedures.	27

ARTICLE IX
termination

SECTION 9.01.	Automatic Termination.	28

SECTION 9.02.	Resignation of Collateral Manager.	28

SECTION 9.03.	Removal of the Collateral Manager for Cause.	29

SECTION 9.04.	Actions Upon Termination.	31

SECTION 9.05.	Replacement of Collateral Manager.	31

ARTICLE X
DELEGATION; ASSIGNMENT; SUCCESSION

SECTION 10.01.	Delegation.	33

SECTION 10.02.	Assignment.	33

SECTION 10.03.	Succession.	34

ARTICLE XI
MISCELLANEOUS

SECTION 11.01.	Notices.	35

SECTION 11.02.	Binding Nature of Agreement; Successors and Assigns.	36

SECTION 11.03.	Entire Agreement; Amendments.	36

SECTION 11.04.	Conflict with the Indenture.	37

SECTION 11.05.	Priority of Payments.	37

SECTION 11.06.	Governing Law.	37

SECTION 11.07.	Submission to Jurisdiction.	37

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COLLATERAL MANAGEMENT AGREEMENT

COLLATERAL MANAGEMENT AGREEMENT, dated as of September 15, 2016 between ARCH STREET CLO, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (together with its permitted successors and assigns, the “Issuer”), and NEWSTAR CAPITAL LLC, a Delaware limited liability company (in such capacity, together with its permitted successors and assigns, the “Collateral Manager” or “NewStar”).

WITNESSETH:

WHEREAS, the Issuer has entered into an Indenture, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Indenture”), with Arch Street CLO, LLC, as co-issuer (the “Co-Issuer”) and U.S. Bank National Association, as trustee (in such capacity, together with its permitted successors and assigns, the “Trustee”), pursuant to which (i) the Issuer and the Co-Issuer intend to co-issue multiple Classes of Secured Notes, other than the Class E Notes and the Class F Notes, which the Issuer intends to issue (the foregoing capitalized terms, and the other capitalized terms used herein, having the meanings assigned thereto or incorporated by reference pursuant to Section 1.01), and (ii) the Issuer intends to issue Subordinated Notes (collectively, the “Subordinated Notes”, and together with the Secured Notes, the “Notes”);

WHEREAS, as collateral security for the Secured Notes and the other obligations secured by the Indenture, the Issuer has, pursuant to the Indenture, pledged the Collateral to the Trustee for the benefit of the Secured Parties;

WHEREAS, the Issuer wishes to enter into this Agreement, pursuant to which the Collateral Manager agrees to perform, on behalf of the Issuer, certain duties with respect to the Collateral securing the Secured Notes in the manner and on the terms set forth herein and to provide such additional services as are consistent with the terms of this Agreement and the Indenture; and

WHEREAS, the Collateral Manager has the capacity to provide the services required hereby and is prepared to perform such services upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.01. Definitions.

Terms used herein and not defined below shall have the meanings set forth in the Indenture.  As used in this Agreement, the following terms shall have the meanings indicated below:

“Agreement” means this Collateral Management Agreement, as the same may from time to time be amended, supplemented, waived or modified.

“Cause” means any of the events set forth in Section 9.03(b).

“Co-Issuer” shall have the meaning assigned to such term in the recitals to this Agreement.

“Collateral Manager” shall have the meaning assigned to such term in the recitals to this Agreement.

“Collateral Manager Breach” shall have the meaning assigned to such term in Section 8.01(a).

“Collateral Manager Information” shall have the meaning assigned to such term in Section 8.01(a).

“Corresponding Obligation” shall have the meaning assigned to such term in Section 3.01(d).

“Cumulative Deferred Management Fee” shall have the meaning assigned to such term in Section 7.01(c).

“Cumulative Deferred Senior Management Fee” shall have the meaning assigned to such term in Section 7.01(c).

“Cumulative Deferred Subordinated Management Fee” shall have the meaning assigned to such term in Section 7.01(c).

“Current Deferred Senior Management Fee” shall have the meaning assigned to such term in Section 7.01(c).

“Current Deferred Subordinated Management Fee” shall have the meaning assigned to such term in Section 7.01(c).

“Deferred Amounts” shall have the meaning assigned to such term in Section 7.01(c).

“Eligible Successor” means an established institution that (a) has demonstrated an ability to professionally and competently perform duties reasonably comparable to those imposed upon the Collateral Manager hereunder, (b) is legally qualified and has the capacity to act as Collateral Manager, as successor to the Collateral Manager hereunder in the assumption of the responsibilities, duties and obligations of the Collateral Manager hereunder and under the applicable terms of the Indenture, (c) shall not cause the Issuer or the Co-Issuer or the pool of Collateral to become required to register under the provisions of the Investment Company Act or to become subject to additional taxes, (d) shall not result in the imposition of any entity level or withholding tax on the Issuer and (e) such institution has provided representations and covenants on substantially the same terms as the representation and covenants set out in the Risk Retention Letter (unless the Retention has not been transferred to, and is not required to be held by, such successor collateral manager in accordance with the Risk Retention Letter).

“Force Majeure Event” shall have the meaning assigned to such term in Section 8.01(e).

“Governing Instruments” means the memorandum, articles or certificate of incorporation or association and by-laws, if applicable, in the case of a corporation, the operating agreement, in the case of a limited liability company or the limited partnership agreement, in the case of a limited partnership.

“Incentive Management Fee” shall have the meaning assigned to such term in Section 7.01(a)(iii).

“Indemnified Party” shall have the meaning assigned to such term in Section 8.04(a).

“Indemnifying Party” shall have the meaning assigned to such term in Section 8.04(a)(i).

“Indenture” shall have the meaning assigned to such term in the recitals to this Agreement.

“Issuer” shall have the meaning assigned to such term in the recitals to this Agreement.

“Liabilities” shall have the meaning assigned to such term in Section 8.01(a).

“Management Fee” shall have the meaning assigned to such term in Section 7.01(a)(iii).

“Manager Related Party” means each of the Collateral Manager, its Affiliates and their respective shareholders, partners, members, managers, directors, officers, trustees, incorporators, employees, representatives and agents, and each other Person controlling the Collateral Manager or any of its Affiliates.

“Managing Party” shall have the meaning assigned to such term in Section 3.01(d).

“Notes” shall have the meaning assigned to such term in the recitals to this Agreement.

“Offering Memorandum” shall have the meaning assigned to such term in Section 8.01(a).

“Pro Rata Share” shall have the meaning assigned to such term in Section 7.01(d).

“Senior Management Fee” shall have the meaning assigned to such term in Section 7.01(a)(i).

“Subordinated Management Fee” shall have the meaning assigned to such term in Section 7.01(a)(ii).

“Subordinated Notes” shall have the meaning assigned to such term in the recitals to this Agreement.

“Tax Investment Guidelines” shall have the meaning set forth in Exhibit A.

“Transaction Investments” shall have the meaning assigned to such term in Section 2.02(a).

“Trustee” shall have the meaning assigned to such term in the recitals to this Agreement.

SECTION 1.02. Rules of Construction.

Unless the context otherwise clearly requires: (i) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (ii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (v) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; (vi) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (vii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (viii) all references herein to Articles and Sections of and Exhibits shall be construed to refer to Articles and Sections of and Exhibits to this Agreement.  The titles of Articles and Sections of this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.  Each of the parties to this Agreement and its counsel have reviewed and revised, or requested revisions to, this Agreement, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of this Agreement.

ARTICLE II

COLLATERAL MANAGER

SECTION 2.01. Appointment of Collateral Manager.

The Issuer hereby appoints the Collateral Manager, and the Collateral Manager hereby accepts such appointment, to act as the Issuer’s collateral manager with respect to the Collateral and the Issuer hereby authorizes the Collateral Manager to perform such services and take such actions on its behalf as are contemplated by this Agreement and in the Indenture and to exercise such other powers as are delegated to the Collateral Manager under this Agreement and in the Indenture, in each case, together with such authority and powers as are reasonably incidental thereto.

SECTION 2.02. Services.

Subject to and in accordance with the terms of this Agreement and the applicable provisions of the Indenture, the Collateral Manager shall provide services to the Issuer as follows:

(a) The Collateral Manager agrees to supervise and direct the acquisition of, disposition of, investment in and reinvestment of proceeds of the Collateral Obligations, Eligible Investments, Equity Securities, and other securities and assets permitted to be acquired or sold under, and subject to, the Indenture (including (x) any proceeds received by way of Offers, workouts and restructurings of assets owned by the Issuer, and (y) any assets held by any Blocker Subsidiary) (collectively, the “Transaction Investments”) and shall perform on behalf of the Issuer such other duties that have been specifically delegated to the Collateral Manager under this Agreement and the applicable provisions of the Indenture and the Collateral Administration Agreement (and the Collateral Manager shall have no obligation to perform any other duties under the Indenture or the Collateral Administration Agreement) and, to the extent necessary or appropriate to perform such duties, the Collateral Manager shall have the power to execute and deliver all necessary and appropriate documents and instruments on behalf of the Issuer with respect thereto and to execute and deliver or cause to be executed and delivered on behalf of the Issuer any consents, votes, proxies, waivers, notices, amendments, modifications, agreements, instruments, orders or other documents in connection with Transaction Investments.  The Collateral Manager shall comply with all terms and conditions of the Indenture and the Collateral Administration Agreement affecting the duties and functions that have been expressly delegated to it thereunder.  In addition, the Collateral Manager shall comply with the Tax Investment Guidelines.

(b) The Collateral Manager shall (i) determine during the Reinvestment Period, consistent with the applicable provisions of the Indenture, when Principal Proceeds shall be applied to effect a Special Redemption of the Secured Notes, (ii) select all Transaction Investments which shall be acquired, entered into or disposed of by the Issuer and pledged to the Trustee pursuant to the Indenture, and (iii) facilitate the acquisition, entering into and settlement of Transaction Investments by the Issuer.  The Collateral Manager shall take into consideration, among other things, the payment obligations of the Issuer under the Indenture on each Payment Date in so doing, such that expected distributions on the Transaction Investments permit a timely performance of the payment obligations by the Issuer.

(c) The Collateral Manager shall monitor the Transaction Investments on behalf of the Issuer on an ongoing basis and, subject to the immediately succeeding sentence and any applicable terms of the Collateral Administration Agreement, provide to the Issuer all opinions, reports, schedules and other data which the Issuer is required to prepare, deliver or furnish under the Indenture, substantially in the form and containing all information required thereby and in sufficient time for the Issuer to review such required reports, schedules and data and to deliver them to the parties entitled thereto under the Indenture.  The obligation of the Collateral Manager to furnish any item of information is subject to the Collateral Manager’s timely receipt of necessary reports and the appropriate information related thereto from the Person responsible for delivery of or preparation of such reports or information (including the obligors of the Transaction Investments, the Rating Agencies, the Trustee and the Collateral Administrator) and to any confidentiality restrictions with respect thereto.  The Collateral Manager shall, on behalf of the Issuer, be responsible for determining to the extent reasonably practicable from sources of information reasonably available to it in accordance with the Indenture, whether any Collateral of the Issuer is a Collateral Obligation, Credit Risk Obligation, Credit Improved Obligation, Current Pay Obligation, Defaulted Obligation, Deferrable Obligation, Deferring Obligation, Delayed Drawdown Loan, DIP Loan, Discount Obligation, Eligible Asset, Equity Security, Permitted Deferrable Obligation, Revolving Loan or Unsalable Asset.

(d) The Collateral Manager may, subject to and in accordance with the provisions of this Agreement and the Indenture, direct the Trustee to take, or take on behalf of the Issuer, as applicable, the following actions with respect to a Transaction Investment:

(i) retain such Transaction Investment;

(ii) dispose of such Transaction Investment (including any assets received by way of Offers, workouts and restructurings on assets owned by the Issuer) in the open market or otherwise;

(iii) acquire, as security for the Secured Notes and the other secured obligations in substitution for or in addition to any one or more Transaction Investments included in the Collateral, one or more additional Transaction Investments;

(iv) if applicable, tender such Transaction Investment pursuant to an Offer;

(v) if applicable, consent or refuse to consent to any proposed amendment, modification, restructuring, exchange, waiver or Offer and give or refuse to give any notice or direction;

(vi) retain or dispose of any obligations, securities or other property (if other than cash) received by the Issuer;

(vii) call or waive any default with respect to any Defaulted Obligation;

(viii) vote to accelerate the maturity of any Defaulted Obligation;

(ix) participate in a committee or group formed by creditors of an obligor or an issuer under a Transaction Investment; and

(x) exercise any other rights or remedies with respect to a Transaction Investment as provided in the related Underlying Instruments or related underlying documentation or take any other action consistent with the terms of the Indenture which the Collateral Manager determines in its reasonable judgment is in the best interests of the Noteholders.

(e) The Collateral Manager covenants and agrees that it shall cause each purchase and sale of any Collateral Obligation to be conducted on an arm’s length basis or, in the case of purchases from the Collateral Manager or an Affiliate thereof, in the manner contemplated by the Indenture and Section 4.02, if applicable.

(f) In the event that any vote is solicited with respect to any Transaction Investment, the Collateral Manager, on behalf of the Issuer, shall vote or refrain from voting any such Transaction Investment, in any manner permitted by the Indenture, that the Collateral Manager has determined in its reasonable judgment will be in the best interests of the Noteholders.  In addition, with respect to any Defaulted Obligation, the Collateral Manager, on behalf of the Issuer, may instruct the Trustee to enforce the Issuer’s rights under the Underlying Instruments governing such Defaulted Obligation and any applicable law, rule or regulation in any manner permitted under the Indenture that the Collateral Manager has determined in its reasonable judgment will be in the best interests of the Noteholders. In the event any Offer is made with respect to any Transaction Investment, the Collateral Manager, on behalf of the Issuer, may take such action as is permitted by the Indenture and that the Collateral Manager has determined in its reasonable judgment will be in the best interests of the Noteholders.

(g) In providing services hereunder, the Collateral Manager may employ third parties, including its Affiliates, (i) to render advice (including investment advice) or (ii) to perform duties in accordance with Section 10.01.

SECTION 2.03. Records.

The Collateral Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by an authorized representative of the Issuer and the Trustee at any time during normal business hours and upon not less than three (3) Business Days’ prior written notice.

SECTION 2.04. Additional Obligations.

(a) Unless otherwise specifically required by any provision of the Indenture or this Agreement or by applicable law, the Collateral Manager shall use good faith efforts to ensure that no action is taken by it, and shall not intentionally or with reckless disregard take any action, which would (i) materially and adversely affect the Issuer or the Co-Issuer for purposes of Cayman Islands law, United States federal or state law or any other law known to the Collateral Manager to be applicable to the Issuer, (ii) not be permitted under the Issuer’s or the Co-Issuer’s Governing Instruments, (iii) violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer or the Co-Issuer including any Cayman Islands or United States federal, state or other applicable securities law the violation of which would have a material adverse effect on the Issuer, the Co-Issuer, the Collateral or any Noteholder, on the business, operations, assets or financial condition of the Issuer or the Co-Issuer, or on the ability of the Collateral Manager to perform its obligations hereunder, (iv) require registration of the Issuer, the Co-Issuer or the pool of Collateral as an “investment company” under the Investment Company Act, (v) adversely affect the Trustee in any material respect, (vi) cause the Issuer to violate the terms of the Indenture, including any representations to be given by the Issuer, and any certificates to be delivered by the Issuer, pursuant to the Indenture, or (vii) subject to Section

8.01(i), cause the Issuer or the Co-Issuer to be engaged in a trade or business in the United States for United States federal income tax purposes or otherwise subject the Issuer to United States federal or state income taxation (or any federal or state tax based on or measured by net income).  The Collateral Manager covenants that it shall comply in all material respects with all laws and regulations applicable to it in connection with the performance of its duties under this Agreement and the Indenture.

(b) If the Collateral Manager is ordered by the board of directors of the Issuer or the requisite Noteholders to take any action which would have any such consequences described in Section 2.04(a), the Collateral Manager shall promptly notify the Issuer and the Trustee that, in the judgment of the Collateral Manager, such action would have one or more of the consequences set forth in Section 2.04(a) and, upon such notice, the Collateral Manager need not take such action unless the board of directors of the Issuer then requests the Collateral Manager to do so, and the Trustee and a Majority of the Controlling Class have consented thereto in writing.  Notwithstanding any such request, the Collateral Manager need not take such action unless (i) arrangements satisfactory to it are made to indemnify the Manager Related Parties from any liability and expense any Manager Related Party may incur as a result of any such action, and (ii) if the Collateral Manager so requests in respect of a question of law, the Issuer delivers to the Collateral Manager an opinion of counsel (from outside counsel reasonably satisfactory to the Collateral Manager) that the action so requested does not violate Cayman Islands law, United States federal or state law or any other law known to the Collateral Manager to be applicable to the Issuer and identified to the Issuer in such request by the Collateral Manager.  Except in respect of the Collateral Manager to the extent provided in Section 8.03, no Manager Related Party shall be liable to the Issuer or any other Person.

SECTION 2.05. Power of Attorney.

In furtherance of this Agreement, the Issuer hereby makes, constitutes and appoints the Collateral Manager, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents that the Collateral Manager reasonably deems appropriate or necessary in connection with the Collateral Manager’s powers and duties under and in connection with this Agreement and the Indenture.  The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent bankruptcy or insolvency or dissolution of the Issuer; provided, that the foregoing power of attorney will expire, and the Collateral Manager will cease to have any power to act as the Issuer’s attorney-in-fact, upon termination of this Agreement or removal of the Collateral Manager, in each case, in accordance with the terms of this Agreement. The Issuer shall execute and deliver to the Collateral Manager, or cause to be executed and delivered to the Collateral Manager, all such other powers of attorney, proxies, dividend and other orders, and all such instruments as the Collateral Manager may reasonably request for the purpose of enabling the Collateral Manager to exercise the rights and powers which it is entitled to exercise pursuant to the Indenture and this Agreement.

SECTION 2.06. Standard of Care.

The Collateral Manager assumes no responsibility under this Agreement other than to render the services expressly called for from the Collateral Manager hereunder and under the Indenture.  The Collateral Manager shall perform its obligations hereunder and under the Indenture with reasonable care and in good faith, using a degree of skill and attention no less than that which the Collateral Manager or its Affiliates exercise with respect to comparable assets that they manage for themselves and others.  To the extent consistent with the foregoing, the Collateral Manager shall follow its customary standards, policies and procedures in performing its duties under the Indenture and hereunder, including those duties of the Issuer under the Indenture which the Collateral Manager has agreed hereunder to perform on the Issuer’s behalf.

SECTION 2.07. Brokerage.

(a) The Collateral Manager is (i) authorized to select the brokers, dealers or banks that will execute the purchases and sales of the Transaction Investments on behalf of the Issuer and may open cash trading accounts with such brokers, dealers or banks (provided that such accounts will not be in the name of or property of the Issuer and no Collateral may be credited to, held in or subject to the lien of the broker, dealer, or bank with respect to any such account) upon such instructions as may be given or authorized by the Collateral Manager and (ii) directed to use its commercially reasonable efforts to obtain best execution, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided; provided that the Collateral Manager shall have no obligation to obtain the lowest prices available.  Subject to such objective of obtaining best execution, the Collateral Manager may, in the allocation of business, take into consideration research and other brokerage services furnished to the Collateral Manager or its Affiliates by brokers and dealers; provided that in the event the Collateral Manager enters into any soft dollar arrangements, it will only do so to the extent that the Collateral Manager in good faith believes that the compensation for such services rendered by such brokers and dealers is in compliance with Section 28(e) of the Exchange Act, or in the case of principal or fixed income transactions for which the “safe harbor” of Section 28(e) is not available, the amount of the spread charged is reasonable in relation to the value of the research and other brokerage services provided.  Such research and other brokerage services may be used by the Collateral Manager in connection with its other advisory activities or investment operations.  Notwithstanding the foregoing, in placing orders for loans, which are generally privately negotiated principal transactions, the Collateral Manager may select the agent bank or selling party in its discretion in a manner consistent with the principles of best execution.  The selection of the agent bank or selling party will be determined by the Collateral Manager based upon a number of factors, including the best price obtainable, dealer spread or commission, the size and difficulty of the transaction, the desired time of the trade, confidentiality, execution and operational capabilities, ongoing borrower diligence, reputation for integrity, sound financial condition and practices and research or other services provided.  The Collateral Manager may select brokers or dealers Affiliated with the Collateral Manager.  The Issuer acknowledges and agrees that the Collateral Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Issuer, or be in breach of any obligation owing to the Issuer under this Agreement, or otherwise, solely by reason of its having caused the Issuer to pay a member of a securities exchange, a broker or a dealer a commission for effecting a transaction for the Issuer in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Collateral Manager determines in good faith that the commission paid is reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Collateral Manager’s overall responsibilities with respect to its accounts, including the Issuer, as to which it exercises investment discretion.

(b) The Collateral Manager may, to the extent permitted by applicable law, aggregate purchase and sale orders of obligations or securities placed with respect to Transaction Investments with similar orders being made simultaneously for other accounts managed by the Collateral Manager or its Affiliates if, in the Collateral Manager’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Issuer, taking into consideration the selling or purchase price, brokerage commissions and other expenses.  In the event that a purchase or sale of Transaction Investments occurs as part of any aggregate sale or purchase orders, the objective of the Collateral Manager and any of its Affiliates involved in such transaction shall be to allocate the obligations or securities so purchased or sold, as well as expenses incurred in the transaction, among the Issuer and other accounts in an equitable manner.  Nevertheless, the Issuer and Collateral Manager acknowledge that under some circumstances, such allocation may adversely affect the Issuer with respect to the price or size of the obligations or securities positions obtainable or saleable.  Whenever the Issuer and one or more other investment advisory clients of the Collateral Manager have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Collateral Manager to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made.  In addition, the Issuer acknowledges, consents to and agrees that due to differing investment objectives or for other reasons, the Collateral Manager and its Affiliates may purchase securities or loans of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities or loans for another client, including the Issuer.  Any such trades will be conducted in accordance with applicable law.

(c) The Issuer acknowledges that (i) the determination by the Collateral Manager of any benefit to the Issuer is subjective and will represent the Collateral Manager’s evaluation at the time that the Issuer may be benefited by relatively better sales prices, lower expenses and beneficial timing of sales transactions or a combination of these and/or other factors, and (ii) the Collateral Manager shall not be liable for any losses resulting from any such determination to the extent the Collateral Manager acts in accordance with Section 2.06.

(d) In addition to the foregoing and subject to Section 4.02 hereof and the objective of obtaining best execution as described above and to the extent permitted by applicable law, the Collateral Manager may, on behalf of the Issuer, sell Transaction Investments or other Collateral to its Affiliates or any other firm in each case as permitted by the Indenture.

SECTION 2.08. Agency Cross-Transactions.

The Issuer understands that a broker may from time to time sell assets to the Issuer or purchase assets from the Issuer as broker both for the Issuer and another Person (which may include the Collateral Manager, an Affiliate of the Collateral Manager or an account or portfolio for which the Collateral Manager or an Affiliate of the Collateral Manager serves as investment advisor) on the other side of the transaction, in which case such broker will act as broker for, receive commissions from, and have a potentially conflicting division of loyalties and responsibilities regarding, both parties to such transaction.  So long as the Collateral Manager satisfies its duties and obligations to the Issuer under this Agreement and the Collateral Manager and such broker comply with applicable law, the Issuer hereby authorizes and consents to such broker engaging in any such transaction and acting in such capacities.

SECTION 2.09. Modifications to Indenture.

The Collateral Manager shall not be bound by any amendment, supplement or other modification to the Indenture and the Issuer shall not permit any amendment, supplement or other modification to the Indenture unless the requirements set forth in Section 8.3(a) of the Indenture are satisfied.

ARTICLE III

ADDITIONAL ACTIVITIES OF THE COLLATERAL MANAGER

SECTION 3.01. Permitted Activities.

(a) Nothing herein shall prevent the Collateral Manager or any of its Affiliates from engaging in other businesses, or from rendering services of any kind to the Issuer and its Affiliates, the Trustee, the Initial Purchaser, the Noteholders or any other Person or entity to the extent permitted by applicable law.  Without limiting the generality of the foregoing, the Collateral Manager, its Affiliates and the directors, officers, employees, agents and clients of the Collateral Manager and and/or any Manager Related Party may, among other things, and subject to any limits specified in the Indenture and the Tax Investment Guidelines:

(i) serve as directors (whether supervisory or managing), officers, partners, employees, agents, nominees or signatories for the Issuer, its Affiliates or for any issuer or obligor of any Transaction Investment or their respective Affiliates, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Issuer, its Affiliates or any issuer of any Transaction Investment or its Affiliates, pursuant to their respective Governing Instruments, Underlying Instruments or other relevant documents; provided, that in the reasonable judgment of the Collateral Manager, such activity will not have a material adverse effect on any item of the Collateral;

(ii) receive fees in a capacity other than as Collateral Manager for services of any nature rendered to the issuer or obligor of any Transaction Investment or their Affiliates; provided, that (x) in the reasonable judgment of the Collateral Manager, such activity will not have a material adverse effect on any item of the Collateral, and (y) if any portion of such services are related to the purchase by the Issuer of any Transaction Investments included in the Collateral, the portion of such fees relating to such purchase shall be (A) deposited into the Collection Account or (B) applied to the purchase price of such Transaction Investments;

(iii) be retained to provide services unrelated to this Agreement or the Indenture to the Issuer or its Affiliates and be paid therefor, on an arm’s-length basis;

(iv) be a secured or unsecured creditor of, or hold an equity interest in, or own or hold Notes issued by, the Issuer, its Affiliates or any issuer or obligor of any Transaction Investment; provided, that the Collateral Manager may not take any such action (other than the holding of Notes, in compliance with the transfer restrictions set out in the Indenture, issued by the Issuer) if, in the opinion of counsel to the Issuer, such action would require registration of the Issuer, the Co-Issuer or the pool of Collateral as an “investment company” under the Investment Company Act or violate the Indenture or any applicable provisions of federal, state or non-United States law or any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer;

(v) subject to compliance with applicable laws and regulations and subject to Section 2.07 and Article IV, sell any Transaction Investment to, or purchase any Transaction Investment from, the Issuer while acting in the capacity of principal or agent;

(vi) underwrite, arrange, structure, originate, syndicate, act as a distributor or make a market in any Transaction Investment;

(vii) serve as a member of any “creditors’ board”, “creditors committee” or informal workout group with respect to any Transaction Investment;

(viii) subject to compliance with applicable laws and regulations and subject to Section 2.07 and Article IV, hold equity or other interests in the collateral managers of issuers in whose obligations or securities the Issuer may invest;

(ix) act as collateral manager, portfolio manager, investment manager and/or investment adviser or sub-adviser in collateralized loan obligation vehicles and other similar warehousing, financing or investment vehicles; and

(x) hold long or short positions in instruments of all types in their own accounts or on behalf of their respective client accounts, including the Transaction Investments which activities could affect the prices and availability of the obligations, securities and other instruments that the Collateral Manager seeks to recommend be bought or sold by the Issuer or for the Issuer’s account, which could adversely impact the financial returns of the Issuer in respect of the Collateral.

(b) The Issuer acknowledges that certain employees of the Collateral Manager and its Affiliates may possess information relating to particular Persons who are issuers or obligors of Transaction Investments, which information is not known to employees of the Collateral Manager who are responsible for monitoring the Collateral and performing the other obligations of the Collateral Manager under this Agreement. The Collateral Manager will be required to act hereunder with respect to any information within its possession only if such information was known to those employees of the Collateral Manager responsible for performing the obligations of the Collateral Manager hereunder.

(c) It is understood that the Collateral Manager and any of its Affiliates may engage in any other business and furnish investment management and advisory services to others, including Persons which may have investment policies similar to those followed by the Collateral Manager with respect to the Collateral and which may own obligations or securities of the same class, or which are the same type, as the Transaction Investments or other obligations or securities of the issuers of Transaction Investments. The Collateral Manager will be free, in its sole discretion, to make recommendations to others, or effect transactions on behalf of itself or for others, which may be the same as or different from those effected with respect to the Collateral.  It is understood and agreed that the members, officers, employees, trustees and directors of the Collateral Manager and its Affiliates may engage in any other business activity or render services for their own account or for any other Person or serve as partners, employees, officers, trustees or directors of any other Person.

(d) Unless the Collateral Manager determines in its reasonable judgment that such purchase or sale may be appropriate, the Collateral Manager may refrain from directing the purchase or sale hereunder of obligations or securities issued by (i) Persons of which the Collateral Manager, its Affiliates or any of its or their officers, directors or employees are directors or officers, (ii) Persons for which the Collateral Manager or its Affiliates act as financial adviser or underwriter, or (iii) Persons about which the Collateral Manager or any of its Affiliates have information that the Collateral Manager deems confidential or non-public or otherwise might prohibit it from trading such obligations or securities in accordance with applicable law.  If the Collateral Manager, or any Affiliate thereof with respect to which the Collateral Manager exercises investment control over the investment decisions of itself or any other Person (such Person, a “Managing Party”) owns any obligation or security that is issued by the same issuer as, and is substantially similar in terms of seniority, security (including available guarantees or other credit support) and right of payment to, any Transaction Investment owned by the Issuer (such obligation or security owned by a Managing Party, a “Corresponding Obligation”) and a Managing Party intends to dispose of such Corresponding Obligation, unless the Collateral Manager is required by the terms of this Agreement or the Indenture, the Collateral Manager shall have no obligation to cause the Issuer to sell the related Transaction Investment held by the Issuer and the Collateral Manager shall not be liable to the Issuer, any Noteholder or any other Person for its decision not to sell the related Transaction Investment held by the Issuer if in the business judgment of the Collateral Manager the retention of such Transaction Investment is in the best interests of the Issuer.  Subject to the guidelines and restrictions expressly set forth in this Agreement and the Indenture, the Collateral Manager shall not be obligated to utilize or pursue with respect to the Collateral any particular investment strategy or opportunity of which it becomes aware.

ARTICLE IV

conflicts of interest

SECTION 4.01. Investment Activity of the Collateral Manager.

(a) Various potential and actual conflicts of interest may arise from the overall investment activity of the Collateral Manager, its Affiliates and their respective clients and employees.  The Issuer and the Collateral Manager expressly acknowledge and agree that the Collateral Manager, its Affiliates and their respective clients may invest in loans or securities on their behalf which would be suitable investments for the Issuer.  Such investments may be different from or identical to those made by the Collateral Manager, acting on behalf of the Issuer.  The Collateral Manager and its Affiliates may have or establish ongoing relationships with and/or perform certain functions and duties and owe obligations of confidentiality in relation to companies whose loans or securities are pledged to secure the Notes and may own or seek to acquire equity securities issued by obligors of Transaction Investments.  As a result, officers or Affiliates of the Collateral Manager may possess information relating to obligors of Collateral Obligations that is not known to the individuals at the Collateral Manager responsible for monitoring the Collateral Obligations and performing the other obligations hereunder.  The Collateral Manager, in connection with its business activities, may acquire material, non-public confidential information that may restrict the Collateral Manager from purchasing obligations or securities or selling obligations or securities for itself or its clients (including the Issuer) or otherwise using such information for the benefit of its clients or itself.  The Collateral Manager also may be unable, as a result of restrictions placed on it in the Indenture, to buy or sell obligations or securities or to take other actions that it might consider to be in the best interests of the Issuer and the Noteholders.  Affiliates and clients of the Collateral Manager may invest in loans or securities that are senior to, or have interests different from or adverse to, the Transaction Investments that are charged and/or assigned to secure the Notes.  The Collateral Manager and its Affiliates may serve as collateral manager for, invest in or be Affiliated with, other entities organized to issue collateralized debt obligations secured by loans, financial instruments or other assets.  This and other future activities of the Collateral Manager and/or its Affiliates may give rise to additional conflicts of interest.  The terms of these arrangements, including the fees attributable thereto, may differ significantly from those of the Issuer.  In particular, certain investment vehicles and accounts managed by the Collateral Manager or its Affiliates may provide for fees (including incentive fees) or other benefits to the Collateral Manager or its Affiliates that are higher than the Management Fees payable by the Issuer hereunder.  This disparity in fee income may create potential conflicts of interest between the Collateral Manager’s obligations to the Issuer and its and/or its Affiliates’ obligations to such other clients.  The Collateral Manager and its Affiliates may have proprietary interests in, and may manage or advise accounts or investment funds that have investment objectives, programs, strategies and positions similar or dissimilar to those of the Issuer and/or which engage in transactions in the same types of securities, loans and investments as the Issuer, and as a result may compete with the Issuer for appropriate investment opportunities.  Obligors of Transaction Investments held by the Issuer may have publicly or privately traded obligations or securities, including obligations or securities that are senior to, or have interests different from or adverse to, the Transaction Investments that are pledged to secure the Secured Notes, in which the Collateral Manager, its Affiliates or their respective clients are an investor or make a market.  The purchase, holding and sale of such investments by the Issuer may enhance the profitability of the Collateral Manager’s own investments in such obligors.  The Collateral Manager and/or its Affiliates may act as an underwriter, arranger or placement agent, or otherwise participate in the origination, structuring, negotiation, syndication or offering of Collateral Obligations purchased by the Issuer.  The Collateral Manager's, its Affiliates' and their respective clients' trading activities generally are carried out without reference to positions held by the Issuer and may have an effect on the value of the positions so held, or may result in the Collateral Manager, its Affiliates or their respective clients having an interest in the applicable obligor adverse to that of the Issuer.  The Collateral Manager, its Affiliates or their respective clients may create, write, purchase, sell or issue derivative instruments (including without limitation, for the purchase or sale of credit protection) with respect to which the underlying obligations or securities may be those in which the Issuer invests or which may be based on the performance of the Issuer.  The Collateral Manager and its Affiliates may at certain times be simultaneously making investment decisions for the Issuer and any similar entity for which they serve as manager in the future, or for themselves, their clients or Affiliates, to purchase or sell investments.  The officers and employees of the Collateral Manager may have conflicts in allocating their time and services among the Issuer and the Collateral Manager's and its Affiliates' other accounts and clients.

(b) The Issuer further acknowledges that neither the Collateral Manager nor any of its Affiliates shall be under any obligation to offer investment opportunities of which they become aware to the Issuer or to the account of the Issuer (or share with the Issuer any such transaction or any benefit received by them from any such transaction or to inform the Issuer of any such transaction or any benefit received by them from any transaction) or to inform the Issuer of any investment opportunities before offering any investment opportunities to other funds or accounts that the Collateral Manager and/or its Affiliates manage or advise.  Furthermore, the Collateral Manager and/or its Affiliates may make an investment on their own behalf, or on behalf of any account that they manage or advise without or before offering the investment opportunity to or making any investment on behalf of the Issuer.  The Collateral Manager may make investments on behalf of the Issuer in obligations, securities or other assets, that it has declined to invest in for its own account, the account of any of its Affiliates or the account of its other clients.

(c) The Issuer acknowledges that the Collateral Manager or its shareholders, directors, Affiliates and/or funds or accounts managed or advised by the Collateral Manager or its Affiliates may (i) have an interest in the Issuer or in any transaction effected with or for it, or a relationship of any description with any other Person which may involve a potential conflict with their respective duties to the Issuer, and (ii) deal with or otherwise use the services of Affiliated companies in connection with the performance of such duties; and none of them will be liable to account for any profit or remuneration derived from so doing.

(d) The Issuer acknowledges that the Collateral Manager, its Affiliates and/or funds or accounts for which the Collateral Manager or its Affiliates acts as investment adviser may at times own Notes.  In certain circumstances, the interests of the Issuer and/or the Holders of any Notes with respect to matters as to which the Collateral Manager is advising the Issuer may conflict with the foregoing interests of the Collateral Manager.

(e) In addition, the Issuer and the Collateral Manager expressly acknowledge and agree that the Collateral Manager may from time to time direct the Trustee to purchase Eligible Investments and Collateral Obligations that are obligations or securities of, or owned by, investment companies registered under the Investment Company Act, and for which the Collateral Manager or an Affiliate acts as manager or distributor, so long as each such transaction complies with all applicable requirements of each of the Investment Advisers Act and the Investment Company Act.  The Collateral Manager may determine that it would be advisable from time to time for the Issuer to purchase Collateral Obligations from a client of the Collateral Manager or an Affiliate of the Collateral Manager, to the extent permissible under the Investment Advisers Act and the Investment Company Act.

(f) The Issuer hereby acknowledges and consents to various potential and actual conflicts of interest that may exist with respect to the Collateral Manager as described in this Section 4.01.

SECTION 4.02. Acquisitions from or Dispositions to the Collateral Manager.

The Collateral Manager shall not direct the Trustee to (i) purchase any Transaction Investment for inclusion in the Collateral from the Collateral Manager as principal, any Affiliate of the Collateral Manager or any account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser, or (ii) sell directly any Transaction Investment to the Collateral Manager as principal, any Affiliate of the Collateral Manager or any account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment advisor unless (x) such transactions are exempt from the prohibited transaction rules of ERISA and the Code and will be consummated on terms prevailing in the market and (y) the terms thereof are substantially as advantageous to the Issuer as the terms the Collateral Manager would obtain in a comparable arm’s length transaction with a non-Affiliate.

ARTICLE V

CONFIDENTIALITY

SECTION 5.01. Confidentiality.

(a) The Collateral Manager shall follow its customary procedures to keep confidential all information obtained in connection with the services rendered hereunder or under the Indenture and shall not disclose any such information except (i) with the prior written consent of the Issuer, (ii) subject to Section 11.17, such information as any Rating Agency shall reasonably request in connection with its rating of the Secured Notes or in supplying credit estimates on any Transaction Investment, (iii) as required by law, regulation, court order or the rules, regulations, or request of any regulatory or self-regulating organization, body or official having jurisdiction over the Collateral Manager, (iv) such information as shall have been publicly disclosed other than in violation of this Agreement or the Indenture, (v) to any other Manager Related Party, and to its attorneys, accountants and other professional advisers in conjunction with the transactions described herein, (vi) such information that was or is obtained by the Collateral Manager on a non-confidential basis, as long as the Collateral Manager does not have actual knowledge of any breach by such source of any confidentiality obligations with respect thereto, (vii) such information as may be necessary or desirable in order for the Collateral Manager to prepare, publish and distribute to any Person any information relating to the investment performance of the Collateral, (viii) in connection with the enforcement of its rights hereunder or in any dispute or proceeding related hereto, (ix) to the Trustee, (x) to Noteholders and potential purchasers of or a placement agent with respect to any Notes, (xi) such information as may be required to be provided to any Person under the Indenture, this Agreement or any related document, (xii) in connection with establishing trading or investment accounts or otherwise in connection with the acquisition, disposition or tender of, or Offer with respect to, a Transaction Investment by the Issuer, or (xiii) general performance information that may be used by the Collateral Manager or any other Manager Related Party in connection with their marketing activities.  In no event, however, shall the Collateral Manager be required to disclose to any Person any information in violation of (A) any fiduciary duty of the Collateral Manager, (B) any requirement of law, or (C)

any contractual obligation or confidentiality undertaking applicable to the Collateral Manager or any fund or account managed by the Collateral Manager.

(b) Notwithstanding anything herein to the contrary, (x) the Collateral Manager and any other Manager Related Party may disclose to any and all Persons, (i) that NewStar Capital LLC is serving as Collateral Manager of the Issuer, (ii) the nature, aggregate principal amount and overall performance of the Issuer’s assets, and (iii) the amount of earnings on the Collateral, and (y) each party hereto (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of this Agreement and the transactions contemplated by this Agreement; provided, however, that with respect to this clause (y) no party hereto shall disclose any other information that is not relevant to understanding the tax treatment or tax structure of this Agreement or the transactions contemplated by this Agreement the disclosure of which is otherwise limited pursuant to this Agreement, or any other information to the extent that such disclosure would result in a violation of any federal or state securities law.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.01. Representations and Warranties of the Issuer.

The Issuer hereby represents and warrants to the Collateral Manager as follows:

(a) The Issuer has been duly incorporated and is validly existing under the laws of the Cayman Islands, has the requisite corporate power and authority to own its assets and the obligations or securities proposed to be owned by it and included in the Collateral and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of its obligations under this Agreement, the Indenture or the Notes would require, such qualification, except for failures to be so qualified, authorized or licensed that would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Issuer.

(b) The Issuer has the necessary corporate power and authority to execute, deliver and perform this Agreement, the Indenture and the Notes and all obligations required hereunder, under the Indenture and the Notes and has taken all necessary action to authorize this Agreement, the Indenture and the Notes on the terms and conditions hereof and thereof and the execution, delivery and performance of this Agreement, the Indenture and the Notes and the performance of all obligations imposed upon it hereunder and thereunder.  No consent of any other Person including shareholders and creditors of the Issuer, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, other than those that may be required under state securities or “blue sky” laws and those that have been or shall be obtained in connection with the Indenture and the issuance of the Notes, is required by the Issuer in connection with this Agreement, the Indenture or the Notes or the execution, delivery, performance, validity or enforceability of this Agreement, the Indenture or the Notes or the obligations imposed upon it hereunder or thereunder.  This Agreement has been, and each instrument and document required hereunder or under the terms of the Indenture shall be, executed and delivered by an authorized representative of the Issuer, and this Agreement and the Indenture constitute, and each instrument or document required hereunder or thereunder, when executed and delivered, shall constitute, the legally valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, subject, as to enforcement, to (A) the effect of bankruptcy, insolvency, or similar laws affecting generally the enforcement of creditors’ rights, as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Issuer, and (B) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(c) The execution, delivery and performance of this Agreement, the Indenture and the documents and instruments required hereunder and thereunder do not violate any provision of any existing law or regulation binding on the Issuer, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Issuer, or the Governing Instruments of, or any obligations or securities issued by, the Issuer or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Issuer is a party or by which the Issuer or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Issuer, and do not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking (other than the lien of the Indenture).

(d) The Issuer is not required to be registered as an “investment company” under the Investment Company Act.

(e) The Issuer is not in violation of its Governing Instruments or in breach or violation of or in default under the Indenture or any other contract or agreement to which it is a party or by which it or any of its assets may be bound, or any applicable statute or any rule, regulation or order of any court, government agency or body having jurisdiction over the Issuer or its properties, the breach or violation of which or default under which would have a material adverse effect on the validity or enforceability of this Agreement or the Indenture or on the performance by the Issuer of its duties hereunder or thereunder.

(f) True and complete copies of the Indenture and the Issuer’s Governing Instruments have been delivered to the Collateral Manager.

The Issuer agrees to deliver a true and complete copy of each amendment, supplement or other modification to the documents referred to in Section 6.01(e) above to the Collateral Manager as promptly as practicable after its adoption or execution.

SECTION 6.02. Representations and Warranties of the Collateral Manager.

The Collateral Manager hereby represents and warrants to the Issuer as follows:

(a) The Collateral Manager is a limited liability company duly formed and validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own its assets and to transact the business in which it is currently engaged and is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of this Agreement would require such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or on the ability of the Collateral Manager to perform in any material respect its obligations under, or on the validity or enforceability of, this Agreement and the provisions of the Indenture applicable to the Collateral Manager; the Collateral Manager is duly registered as an investment adviser under the Investment Advisers Act.

(b) The Collateral Manager has the necessary power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and under the provisions of the Indenture applicable to the Collateral Manager, and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder and under the terms of the Indenture applicable to the Collateral Manager.  No consent of any other Person, including creditors of the Collateral Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Collateral Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement or the obligations required hereunder or under the terms of the Indenture applicable to the Collateral Manager, other than those which have been obtained or made, except where the failure to obtain or make the same could not reasonably be expected to have a material adverse effect on the ability of the Collateral Manager to perform in any material respect its obligations under, or on the validity or enforceability of, this Agreement and the provisions of the Indenture applicable to the Collateral Manager.  This Agreement has been, and each instrument and document required hereunder or under the terms of the Indenture shall be, executed and delivered by a duly authorized officer of the Collateral Manager, and this Agreement constitutes, and each instrument and document required hereunder or under the terms of the Indenture when executed and delivered by the Collateral Manager hereunder or under the terms of the Indenture shall constitute, the valid and legally binding obligations of the Collateral Manager enforceable against the Collateral Manager in accordance with  its terms, subject to (A) the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights, and (B) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(c) The execution, delivery and performance of this Agreement and the terms of the Indenture applicable to the Collateral Manager and the documents and instruments required hereunder or under the terms of the Indenture shall not violate any provision of any existing law or regulation binding on the Collateral Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Collateral Manager, or the Governing Instruments of, or any obligations or securities issued by the Collateral Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Collateral Manager is a party or by which the Collateral Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or on its ability to perform in any material respect its obligations under this Agreement, and shall not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking, the existence of which would have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or its ability to perform its obligations under this Agreement.

(d) There is no charge, investigation, action, suit or proceeding before or by any court pending or, to the best knowledge of the Collateral Manager, threatened that, if determined adversely to the Collateral Manager, would have a material adverse effect upon the performance by the Collateral Manager of its duties under, or on the validity or enforceability of, this Agreement and the provisions of the Indenture applicable to the Collateral Manager hereunder.

(e) The Collateral Manager is not in violation of its Governing Instruments or in breach or violation of or in default under any contract or agreement to which it is a party or by which it or any of its property may be bound, or any applicable statute or any rule, regulation or order of any court, government agency or body having jurisdiction over the Collateral Manager or its properties, the breach or violation of which or default under which would have a material adverse effect on the validity or enforceability of this Agreement or the provisions of the Indenture applicable to the Collateral Manager, or the performance by the Collateral Manager of its duties hereunder or thereunder.

(f) The Collateral Manager Information contained in the Offering Memorandum, as of the Closing Date, does not contain any untrue statement of a material fact and does not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) Neither the Collateral Manager nor any of its Affiliates has, or will establish or maintain, any arrangements or relationships with any broker, broker-dealer, other securities intermediary or third-party pursuant to which the Collateral Manager or any of its Affiliates is or may become entitled to receive any portion of the commissions or fees paid to such Persons by the Issuer (or paid by another party on behalf of the Issuer) in connection with the acquisition or sale of any Collateral on behalf of the Issuer, other than those Persons, arrangements and relationships which have been disclosed in writing to the Issuer on or prior to the date hereof (or will, prior to any establishment or maintenance thereof after the date hereof, be disclosed in writing to the Issuer).

ARTICLE VII

FEES AND EXPENSES

SECTION 7.01. Management Fees.

(a) In consideration of the performance of the obligations of the Collateral Manager hereunder and under the Indenture, on each Payment Date, the Collateral Manager shall be entitled to receive the following fees, which shall accrue quarterly in arrears on each such Payment Date, commencing with the Payment Date occurring in January 2017 (prorated for the related Due Period), in an amount equal to the sum of:

(i) 0.20% per annum (calculated on the basis of a calendar year consisting of 360 days and the actual number of days elapsed during the related Due Period) of the

Available Asset Amount as of the first day of the related Due Period (the “Senior Management Fee”),

(ii) 0.30% per annum (calculated on the basis of a calendar year consisting of 360 days and the actual number of days elapsed during the related Due Period) of the Available Asset Amount as of the first day of the related Due Period (the “Subordinated Management Fee”); and

(iii) once the Subordinated Notes have first realized a Subordinated Notes Internal Rate of Return of 12%, (x) the sum of (A) the Interest Proceeds, if any, available for payment to the Collateral Manager on such Payment Date pursuant to Section 11.1(a)(i)(W) of the Indenture, and (B) the Principal Proceeds, if any, available for payment to the Collateral Manager on such Payment Date pursuant to Section 11.1(a)(ii)(U) of the Indenture, or (y) the Interest Proceeds and Principal Proceeds, if any, available for payment to the Collateral Manager on such Payment Date pursuant to Section 11.1(a)(iii)(U) of the Indenture (such payments described in this clause (iii) collectively, the “Incentive Management Fee” and together with the Senior Management Fee and the Subordinated Management Fee, the “Management Fee”); provided, that the Management Fee payable on any Payment Date shall not include any such fee (or any portion thereof) the payment of which has been waived by the Collateral Manager in accordance with Section 7.01(h).

(b) If there are insufficient funds to pay the Senior Management Fee or the Subordinated Management Fee in full on any Payment Date, the amount not so paid shall be deferred and, subject to Section 7.01(e), such amounts shall be payable on such later Payment Date on which funds are available therefor as provided in the Priority of Payments plus interest at a rate per annum equal to LIBOR applicable to the Secured Notes for the related Periodic Interest Accrual Period (calculated on the basis of a calendar year consisting of 360 days and the actual number of days elapsed during the related Due Period) plus 0.25%.  Notwithstanding anything herein to the contrary, the aggregate amount of any accrued and unpaid Management Fee due on the Stated Maturity or, if earlier, the winding up of the Issuer, shall equal the lesser of (i) the aggregate amount thereof, and (ii) the amount available for payment thereof in accordance with the Priority of Payments.

(c) The Collateral Manager may, in its sole discretion, irrevocably elect in a written notice to each of the Trustee and the Collateral Administrator prior to the beginning of any calendar year, to defer payment of all or any portion of the Senior Management Fee payable in accordance with the Priority of Payments on any Payment Date during such calendar year (the “Current Deferred Senior Management Fee”) or Subordinated Management Fee payable in accordance with the Priority of Payments on any Payment Date during such calendar year (the “Current Deferred Subordinated Management Fee”).  An amount equal to the Current Deferred Senior Management Fee and Current Deferred Subordinated Management Fee for any Payment Date will be distributed as Interest Proceeds in accordance with the Priority of Payments on such Payment Date or, at the election of the Collateral Manager, deposited into the Collection Account as Principal Proceeds for investment in Collateral Obligations and/or Eligible Investments.  After such Payment Date, the Current Deferred Senior Management Fee and Current Deferred Subordinated Management Fee will be added to the cumulative amount of the

Senior Management Fee (the “Cumulative Deferred Senior Management Fee”) and/or to the cumulative amount of the Subordinated Management Fee (the “Cumulative Deferred Subordinated Management Fee” and, together with the Cumulative Deferred Senior Management Fee, the “Cumulative Deferred Management Fee”) that, in each case, the Collateral Manager has elected to defer on prior Payment Dates and has not yet been repaid  and shall accrue interest  at a rate per annum equal to LIBOR applicable to the Secured Notes for the related Periodic Interest Accrual Period (calculated on the basis of a calendar year consisting of 360 days and the actual number of days elapsed during the related Due Period) plus 0.25% .  The Cumulative Deferred Senior Management Fee and the Cumulative Deferred Subordinated Management Fee and any accrued and unpaid interest thereon (collectively, the “Deferred Amounts”) shall be paid to the Collateral Manager as Senior Management Fee and/or Subordinated Management Fees, respectively on the earlier to occur of the following events: (i) the Payment Date or Payment Dates designated by the Collateral Manager in its deferral election described in this Section 7.01(c) with respect to the related Deferred Amounts, or (ii) following the Collateral Manager’s “separation from service” as determined under Section 409A of the Code (other than in the event of the resignation of the Collateral Manager pursuant to Section 9.02), the Payment Date or Payment Dates upon which the related Deferred Amounts are due and payable in accordance with Section 7.01(d).

(d) Upon the termination of the Collateral Manager’s duties and obligations pursuant to the terms of this Agreement (other than in the event of the resignation of the Collateral Manager pursuant to Section 9.02), the accrued and unpaid Management Fees payable to the Collateral Manager shall be prorated for any partial periods between the Payment Dates during which this Agreement was in effect and, together with any Deferred Amounts, shall be due and payable on the first Payment Date following the date of such termination and each Payment Date thereafter, together with all expenses payable to the Collateral Manager pursuant to Section 7.02, in each case in accordance with the Priority of Payments, until such amounts are paid in full; provided, that notwithstanding the foregoing, on each Payment Date following the effective date of the termination of the Collateral Manager’s duties and obligations pursuant to the terms of this Agreement (other than in the event of the resignation of the Collateral Manager pursuant to Section 9.02), the Collateral Manager shall be paid its Pro Rata Share of the Incentive Management Fee, if any, due and payable in accordance with the Priority of Payments on such Payment Date; provided, further, that the payment of such Management Fees and expenses to the Collateral Manager shall rank pari passu with the payment of the same amounts due the Eligible Successor appointed pursuant to Section 9.05.  The Collateral Manager’s “Pro Rata Share” of the Incentive Management Fee, if any, due and payable on any Payment Date following the termination of the Collateral Manager will be the amount (expressed as a percentage) equal to (i) the number of days from and including the Closing Date to and including the effective date of the termination of this Agreement over (ii) the number of days from and including the Closing Date to and including the last day of the Due Period immediately preceding such Payment Date.

(e) Notwithstanding any other provision contained in this Section 7.01, in the event that the Collateral Manager resigns pursuant to Section 9.02, then the resigning Collateral Manager shall not be entitled to any Management Fee (whether or not deferred) on a Payment Date following the date of such resignation.

(f) It is hereby agreed and understood that until such time as any Deferred Amounts are paid to the Collateral Manager in accordance with the terms hereof, (i) title to and beneficial ownership of such Deferred Amounts shall remain with the Issuer, and (ii) such Deferred Amounts shall not be subject to seizure to satisfy any indebtedness or judgments against the Collateral Manager, and the Collateral Manager shall have no right to encumber or pledge such Deferred Amounts to satisfy any indebtedness of the Collateral Manager, it being understood that any purported seizure, encumbrance or pledge shall be void.

(g) The Management Fee deferral arrangement set forth above is intended to comply with Code sections 409A and 457A, and the foregoing provisions and any action taken related thereto shall be construed accordingly.  Notwithstanding anything in this Agreement to the contrary, distributions to the resigning Collateral Manager upon the resignation by the Collateral Manager may only be made upon a “separation from service” as determined under Section 409A of the Code.  Any right to a series of installment payments pursuant to this Agreement shall be treated as a series of separate payments (e.g., a right to a series of installment payments of Management Fees on a series of Payment Dates shall be treated as a series of separate payments).

(h) The Collateral Manager may, in its sole discretion, elect in a written notice to each of the Trustee and the Collateral Administrator prior to the Determination Date relating to any Payment Date, to waive payment of all or any portion of the Management Fee payable to the Collateral Manager on such Payment Date; provided that such election may be rescinded by the Collateral Manager with respect to any such Payment Date by subsequent written notice to each of the Trustee and the Collateral Administrator at any time prior to the Determination Date relating to such Payment Date.  For the avoidance of doubt, any Management Fee so waived with respect to any Payment Date shall not be payable to the Collateral Manager on any subsequent Payment Date.

SECTION 7.02. Expenses.

Both parties hereto acknowledge and agree that a portion of the gross proceeds received from the issuance and sale of the Notes will be used to pay certain organizational and structuring fees and expenses of the Issuer and the Co-Issuer, including reasonable attorneys’ fees and expenses and certain fees and expenses of the Collateral Manager.  The Collateral Manager shall be responsible for its ordinary overhead expenses (including without limitation, rent, office expenses and employee salaries, wages and benefits) incurred in connection with the operation of its business.  Except as provided in the immediately preceding sentence, and subject to Section 8.02, the Issuer shall reimburse the Collateral Manager for all reasonable costs and expenses reasonably incurred by the Collateral Manager in the course of performing its obligations under this Agreement and the Indenture, including all costs and expenses of the following, in each case to the extent properly allocated to the provision of services hereunder: (i) legal advisers, independent accountants, rating agencies, consultants, brokers, and other professionals retained by the Issuer or by the Collateral Manager on behalf of the Issuer in connection with the services provided by the Collateral Manager pursuant to this Agreement and the Indenture, (ii) amounts payable to the Collateral Administrator pursuant to the Collateral Administration Agreement (other than indemnities payable as a result of bad faith, willful misconduct or gross negligence of the Collateral Manager), (iii) any and all fees, expenses and other costs relating to the acquisition and disposition (whether or not consummated), management, maintenance, custody, monitoring, pricing and administration of the Collateral, including without limitation, the reasonable expenses incurred by or on behalf of the Collateral Manager relating to any pricing and research data services retained by the Collateral Manager, compliance services and software, accounting, programming and data entry services, any review, waiver or amendment with respect to Underlying Instruments and the reasonable travel and out-of-pocket expenses of the Collateral Manager and its agents and the costs of setting up and maintaining computer programs to monitor the Collateral, (iv) expenses incurred for general business operations of the Co-Issuers, including charges or expenses incurred by the Collateral Manager in performing non-advisory services on behalf of the Co-Issuers (in each case, in connection with the transactions contemplated hereby), (v) any fees, expenses or other amounts payable to the Rating Agencies, (vi) all taxes, regulatory and governmental charges (not based on the income of the Collateral Manager), insurance premiums or expenses, (vii) any expenses related to compliance with Rule 17g-5 of the Exchange Act, and (viii) as otherwise agreed upon by the Issuer and the Collateral Manager.  The fees and expenses payable to the Collateral Manager on any Payment Date shall be paid in accordance with the Priority of Payments.

SECTION 7.03. Manner of Payment.

Payments under this Agreement to the Collateral Manager will be made to such account as designated in writing by the Collateral Manager to the Trustee in U.S. Dollars, and in freely transferable and immediately available funds.  All payments under this Agreement to the Collateral Manager will be made without set-off, defense, or counterclaim.

ARTICLE VIII

LIMITS ON COLLATERAL MANAGER

RESPONSIBILITY; INDEMNIFICATION

SECTION 8.01. Limits on Collateral Manager Responsibility.

(a) Notwithstanding anything in this Agreement to the contrary, the Collateral Manager assumes no responsibility under this Agreement other than to render the services called for hereunder and under the terms of the Indenture applicable to it and affecting the duties and functions that have been delegated to it thereunder and hereunder in accordance with the standard of care set forth in Section 2.06, and shall not be responsible for any action of the Issuer, the Trustee or any other Person in following or declining to follow any advice, recommendation or direction of the Collateral Manager.  Notwithstanding anything in this Agreement to the contrary, neither the Collateral Manager nor any other Manager Related Party shall be liable to the Issuer, the Trustee, the Noteholders or any other Person for any losses, claims, charges, damages, judgments, assessments, costs, proceedings or other liabilities (collectively, “Liabilities”) incurred by any such Person arising out of, relating to, or in connection with the performance by the Collateral Manager of its duties under this Agreement and the Indenture or the transactions contemplated hereby or thereby, except (A) by reason of acts or omissions constituting bad faith, willful misconduct or gross negligence in the performance, or reckless disregard of the obligations of the Collateral Manager hereunder and under the terms of the Indenture applicable to it, or (B) with respect to the information concerning the Collateral Manager set forth in the final offering memorandum (the “Offering Memorandum”) dated September 12, 2016 under the sections entitled “Risk Factors – Relating to the Collateral Manager”, “Risk Factors – Relating to the Issuer and its Service Providers – The Issuer Will Be Subject to Various Conflicts of Interest Involving the Collateral Manager” and “The Collateral Manager” (the matters described in clause (B) above, the “Collateral Manager Information”), by reason of such information containing any untrue statement of material fact or omitting to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date of the Offering Memorandum.  The matters described in clauses (A) and (B) above are each referred to as a “Collateral Manager Breach”.  Notwithstanding any provision herein or in the Indenture to the contrary, in no event shall the Collateral Manager be liable for any consequential (including loss of profit), indirect, special or punitive damages of any kind whatsoever regardless of whether such losses or damages are foreseeable and regardless of the form of action.

(b) Notwithstanding anything in this Agreement to the contrary, the Collateral Manager’s obligations hereunder will be solely the obligations of the Collateral Manager, and the Issuer will not have any recourse to any Manager Related Party other than the Collateral Manager with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby.

(c) The compliance of the Collateral Manager’s actions with the provisions of this Agreement shall be determined on the date of action only, based upon the prices and characteristics of the Transaction Investments on the date of such action (or on the most recent date practicable, in the case of Transaction Investments not purchased or sold on such date).  The provisions of this Agreement shall not be deemed breached as a result of changes in value or status of any Transaction Investment following purchase.

(d) The Collateral Manager shall not be liable for any act or omission of the custodian, any sub-custodian, prime broker or other Person appointed by the Issuer.  Any compensation to any such Person for its services to the Issuer shall be the obligation of the Issuer and not the Collateral Manager.

(e) The Collateral Manager shall not be responsible for any liability resulting from any failure by the Collateral Manager to fulfill its duties under this Agreement if such liability or failure shall be caused by or directly or indirectly due to a Force Majeure Event, provided that the Collateral Manager shall use commercially reasonable efforts to minimize the effect of the same.  As used herein, the term “Force Majeure Event” means such an operation of the forces of nature beyond the Collateral Manager’s control as reasonable foresight and ability could not foresee or reasonably provide against including but not limited to, acts of god, flood, war (whether declared or undeclared), terrorism, fire, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond the Collateral Manager’s control whether or not of the same class or kind as specifically named above.

(f) The Collateral Manager shall be entitled to conclusively rely in good faith, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, email, telex or teletype message, statement (which may be made orally or by telephone), order or other document or communication reasonably believed by it to be genuine and correct and to have been signed, sent or made by an authorized person and upon the advice and statements of independent accountants.

(g) The Collateral Manager may consult with reputable outside legal counsel as to questions of law pertaining to the performance of its duties hereunder and the advice or any opinion of such counsel on any such question shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(h) Subject to clause (b) of this Section 8.01, it is hereby agreed and declared that references to the Collateral Manager in this Section 8.01 shall be deemed to include the other Manager Related Parties.

(i) When (i) purchasing or entering into, holding, enforcing, pledging or disposing of a Collateral Obligation on behalf of the Issuer, (ii) issuing, paying and redeeming the Notes pursuant to the Indenture, (iii) entering into and performing its obligations under the Transaction Documents to which it is a party and (iv) performing any activities incidental thereto, the Collateral Manager shall be deemed to have complied with all of its obligations under this Agreement and the Indenture not to cause the Issuer to be engaged in a trade or business within the United States for United States federal income tax purposes if it complies with the requirements of the Tax Investment Guidelines, so long as there has not been a change in law subsequent to the date hereof that the Collateral Manager, acting in good faith, actually knows would require changes to the Tax Investment Guidelines in order to prevent the Issuer from being treated as engaged in a trade or business in the United States for United States federal income tax purposes or otherwise being subject to U.S. federal income tax on a net income basis.

SECTION 8.02. Issuer Indemnification of Collateral Manager.

The Issuer shall indemnify and hold harmless the Collateral Manager and the other Manager Related Parties from and against any and all Liabilities (and shall reimburse each such Person for all reasonable fees and expenses (including the reasonable fees and expenses of counsel) as such fees and expenses are incurred) caused by, arising out of, relating to or in connection with, the issuance of the Notes, the Collateral or business of the Issuer or the transactions contemplated by this Agreement, the Offering Memorandum, the Indenture or the other Transaction Documents, whether prior to, on or after the date of this Agreement, including without limitation, caused by, arising out of, relating to or in connection with (a) any acts or omissions made in the performance of the duties and obligations of the Collateral Manager under this Agreement, the Indenture and the other Transaction Documents, (b) any information set forth in any preliminary offering memorandum, the Offering Memorandum or any other marketing information or materials provided to any Holders or prospective Holders of any Notes containing any untrue statement of material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (c) the enforcement, investigation, preparation, pursuit or defense of any claim, action, proceeding or investigation with respect to pending or threatened litigation in connection with the transactions contemplated by this Agreement, the Indenture or any other Transaction Document; provided, however, that such Person shall not be indemnified for any

Liabilities that are finally judicially determined to have been incurred as a result of any Collateral Manager Breach.

SECTION 8.03. Collateral Manager Indemnification of Issuer.

The Collateral Manager shall indemnify and hold harmless the Issuer, its Affiliates, and each of the directors, officers, stockholders, partners, members, agents and employees of the Issuer or any of its Affiliates from and against any and all Liabilities (including reasonable attorneys’ fees) that are finally judicially determined to have been caused by, or arising out of, any Collateral Manager Breach.

SECTION 8.04. Indemnification Procedures.

(a) With respect to any claim made or threatened against a party entitled to indemnification under this Article VIII (an “Indemnified Party”), or compulsory process or request or other notice of any loss, claim, damage or liability served upon an Indemnified Party, for which such Indemnified Party is or may be entitled to indemnification under this Article VIII, such Indemnified Party shall (or with respect to Indemnified Parties other than the Collateral Manager that are Manager Related Parties, the Collateral Manager shall cause such Indemnified Party to):

(i) give written notice to the party required to indemnify the Indemnified Party under this Article VIII (the “Indemnifying Party”) of such claim within ten (10) days after such claim is made or threatened, which notice shall specify in reasonable detail the nature of the claim and the amount (or an estimate of the amount) of the claim; provided, however, that the failure of any Indemnified Party to provide such notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article VIII unless the Indemnifying Party is materially prejudiced or otherwise forfeits rights or defenses by reason of such failure;

(ii) provide the Indemnifying Party such information and cooperation with respect to such claim as the Indemnifying Party may reasonably require, including, but not limited to, making appropriate personnel available to the Indemnifying Party at such reasonable times as the Indemnifying Party may request;

(iii) cooperate and take all such steps as the Indemnifying Party may reasonably request to preserve and protect any defense to such claim;

(iv) in the event suit is brought with respect to such claim, upon reasonable prior notice, afford to the Indemnifying Party the right, which the Indemnifying Party may exercise in its sole discretion and at its expense, to participate in the investigation, defense and settlement of such claim;

(v) neither incur any material expense to defend against nor release or settle any such claim or make any admission with respect thereto (other than routine or incontestable admissions or factual admissions the failure to make which would expose such Indemnified Party to unindemnified liability) nor permit a default or consent to the entry of any judgment in respect thereof, in each case without the prior written consent of the Indemnifying Party; and

(vi) upon reasonable prior notice, afford to the Indemnifying Party the right, in its sole discretion and at its sole expense, to assume the defense of such claim, including, but not limited to, the right to designate counsel and to control all negotiations, litigation, arbitration, settlements, compromises and appeals of such claim; provided, that if the Indemnifying Party assumes the defense and appeals of such claim, the Indemnified Party must consent in writing to the entry of any settlement, compromise, or entry of judgment in respect thereof (which consent shall not be unreasonably withheld); provided, further, that if the Indemnifying Party assumes the defense of such claim, it shall not be liable for any fees and expenses of counsel for any Indemnified Party incurred thereafter in connection with such claim, except that if such Indemnified Party reasonably determines that counsel designated by the Indemnifying Party has a conflict of interest due to the conflicting interests of the Indemnifying Party and the Indemnified Party, such Indemnifying Party shall pay the reasonable fees and disbursements of one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and provided, further, that prior to entering into any final settlement or compromise, such Indemnifying Party shall use commercially reasonable efforts in the light of the then prevailing circumstances to defend such claim.

(b) In the event that any Indemnified Party waives its right to indemnification hereunder, the Indemnifying Party shall not be entitled to appoint counsel to represent such Indemnified Party nor shall the Indemnifying Party reimburse such Indemnified Party for any costs of counsel to such Indemnified Party.

ARTICLE IX

termination

SECTION 9.01. Automatic Termination.

This Agreement will automatically terminate upon the earliest to occur of (i) the payment in full of the Notes and the satisfaction and discharge of the Indenture in accordance with its terms, and (ii) the liquidation of the Collateral and the final distribution of the proceeds of such liquidation as provided in the Indenture.

SECTION 9.02. Resignation of Collateral Manager.

Notwithstanding any other provision hereof to the contrary, the Collateral Manager may resign at any time (i) upon ninety (90) days’ (or such shorter notice as is acceptable to the Issuer) written notice to the Issuer and the Trustee, and (ii) immediately upon written notice to the Issuer and the Trustee if, due to a material change in applicable law or regulations, it becomes unlawful (other than as a result of a breach by the Collateral Manager of its obligations under this Agreement) for the Collateral Manager to perform its duties hereunder or under the Indenture;

provided, that, in each case, such resignation will become effective on the date upon which the appointment of an Eligible Successor is effective in accordance with Section 9.05.

SECTION 9.03. Removal of the Collateral Manager for Cause.

(a) The Collateral Manager may be removed for Cause upon 10 Business Days’ prior written notice by the Issuer to the Collateral Manager and the Trustee, acting upon direction (upon which direction the Issuer and the Trustee may conclusively rely) of either (i) a Majority of the Subordinated Notes, disregarding Collateral Manager Notes, or (ii) a Majority of the Controlling Class, disregarding Collateral Manager Notes (or, if the Controlling Class is comprised entirely of Collateral Manager Notes, a Majority of the most senior Class of Notes that is not comprised entirely of Collateral Manager Notes); provided, that, in each case, such removal will become effective on the date upon which the appointment of an Eligible Successor is effective in accordance with Section 9.05.

(b) The occurrence at any time of any of the following events constitutes “Cause”:

(i) the Collateral Manager shall willfully and intentionally violate or breach any material provision of this Agreement or the Indenture applicable to it (not including a willful and intentional breach that results from a good faith dispute regarding reasonable alternative courses of action or interpretation of provisions of the relevant Transaction Documents or instructions);

(ii) the Collateral Manager shall breach any provision of this Agreement or any terms of the Indenture applicable to it (except (x) as specified in clause (i) above, and (y) for any breach that has not had, and could not reasonably be expected to have, a material adverse effect on the Collateral, the Issuer, the Co-Issuer or the Holders of any Class of Notes or on the amounts available on any Payment Date, Redemption Date or Stated Maturity date for payments and distributions to be made thereon), it being understood that failure to meet any Coverage Test, the Interest Diversion Test, any Concentration Limitation, or any Collateral Quality Test is not such a breach, and (A) fails to cure such breach within thirty (30) days after an Authorized Officer of the Collateral Manager has actual knowledge of, or receives notice from the Trustee or the Issuer of, such breach, or (B) if such breach is capable of cure, but is not capable of cure within thirty (30) days, the Collateral Manager fails to cure such breach within the period in which a reasonably diligent Person could cure such breach, which period shall not, in any case, exceed forty-five (45) days;

(iii) the failure of any representation, warranty, certification or statement made or delivered by the Collateral Manager in or pursuant to this Agreement or the Indenture to be correct in any material respect when made which failure (A) could reasonably be expected to have a material adverse effect on the Holders of any Class of Notes, and (B) (x) is not corrected by the Collateral Manager within thirty (30) days of its becoming aware of, or its receipt of notice from the Issuer or Trustee of, such failure, or (y) is capable of cure, but is not capable of cure within thirty (30) days, and is not cured by the Collateral Manager within the period in which a reasonably diligent Person could cure such failure, which period shall not, in any case, exceed forty five (45) days;

(iv) the Collateral Manager is wound up or dissolved or there is appointed over it or a substantial portion of its assets a receiver, administrator, administrative receiver, trustee or similar officer; or the Collateral Manager (A) ceases to be able to, or admits in writing its inability to, pay its debts as they become due and payable or makes a general assignment for the benefit of, or enters into any composition or arrangement with, its creditors generally; (B) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Collateral Manager or of any substantial part of its properties or assets or authorizes such an application or consent or proceedings seeking such appointment are commenced without such authorization, consent or application against the Collateral Manager and continue undismissed for sixty (60) days or any such appointment is ordered by a court or regulatory body having jurisdiction over the Collateral Manager; (C) authorizes or files a voluntary petition in bankruptcy or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution or similar proceedings, or authorizes such application or consent or proceedings to such end are instituted against the Collateral Manager without such authorization, application or consent and remain undismissed for sixty (60) days or result in adjudication of bankruptcy or insolvency or the entry of an order for relief or the making of an order for its winding-up or liquidation; (D) permits or suffers all or substantially all of its properties or assets to be sequestered or attached by court order and the order remains undismissed for sixty (60) days; or (E) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (A) through (D); or

(v) (A) the occurrence of an act by the Collateral Manager that constitutes fraud or criminal activity in the performance of its obligations under this Agreement (as determined pursuant to a final adjudication by a court of competent jurisdiction) or the Collateral Manager being indicted for a criminal felony offense materially related to its asset management business, or (B) any officer of the Collateral Manager having responsibility for the management of the Collateral being indicted for a criminal felony offense materially related to the Collateral Manager’s asset management business, in the event that such officer has not been removed from having responsibility for the management of the Issuer’s assets within seven (7) days after the date that an Authorized Officer of the Collateral Manager obtains actual knowledge of such indictment;

(c) If an Authorized Officer of the Collateral Manager obtains actual knowledge that any of the events specified in Section 9.03(b) shall have occurred, the Collateral Manager shall give prompt written notice thereof to the Issuer and the Trustee.  Prior to the effective appointment of an Eligible Successor in accordance with Section 9.05, the event or circumstance giving rise to the removal of the Collateral Manager for Cause described in Section 9.03(b) may be waived by a written direction of both a Majority of the Subordinated Notes and a Majority of the Controlling Class, in each case disregarding Collateral Manager Notes (or, if the Controlling Class is comprised entirely of Collateral Manager Notes, a Majority of the most senior Class of Notes that is not comprised entirely of Collateral Manager Notes) as a basis for termination of this Agreement and removal of the Collateral Manager under this Section 9.03.

SECTION 9.04. Actions Upon Termination.

(a) From and after the effective date of the termination of the Collateral Manager’s duties and obligations pursuant to this Agreement or resignation or removal of the Collateral Manager hereunder, the Collateral Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation to the extent provided in Section 7.01, and shall be entitled to receive any amounts owing under this Agreement, including Sections 7.02, 8.02 and 9.04(b).  Upon such termination, resignation or removal, the Collateral Manager shall as soon as practicable, (i) deliver to the Eligible Successor appointed pursuant to Section 9.05 all property and documents relating to the Collateral then in the custody of the Collateral Manager, and (ii) deliver to the Trustee an accounting with respect to the books and records delivered to the Trustee or the Eligible Successor appointed pursuant to Section 9.05.

(b) The Collateral Manager agrees that, notwithstanding any termination, it shall reasonably cooperate in any Proceeding arising in connection with this Agreement, the Indenture or any of the Collateral (excluding any such Proceeding in which claims are asserted against the Collateral Manager or any Affiliate of the Collateral Manager) upon receipt of indemnification and expense reimbursement reasonably acceptable to the Collateral Manager.

(c) In the event of removal of the Collateral Manager pursuant to this Agreement, the Issuer shall have all of the rights and remedies available with respect thereto at law or equity, and, without limiting the foregoing, the Issuer may by prior notice in writing to the Collateral Manager as provided under this Agreement terminate all the rights and obligations of the Collateral Manager under this Agreement (except those that survive termination pursuant to the terms hereof).

(d) If this Agreement is terminated pursuant to the terms hereof, notwithstanding such termination, the Collateral Manager and the Issuer shall remain liable to the extent set forth herein for their respective acts or omissions hereunder arising prior to termination.

SECTION 9.05. Replacement of Collateral Manager.

(a) Within thirty (30) days after notice from the Collateral Manager or the Trustee, as applicable, of the resignation or removal of the Collateral Manager, a Majority of the Subordinated Notes (disregarding, if the Collateral Manager is being terminated for Cause, Collateral Manager Notes) shall nominate (or, if the Collateral Manager is being terminated for Cause and all of the Subordinated Notes are Collateral Manager Notes, a Majority of the most junior Class of Notes that is not comprised entirely of Collateral Manager Notes shall nominate) an Eligible Successor to act as Collateral Manager hereunder.  If such Eligible Successor is consented to by a Majority of the Controlling Class (disregarding, if the Collateral Manager is being terminated for Cause, Collateral Manager Notes (or, if the Collateral Manager is being terminated for Cause and the Controlling Class is comprised entirely of Collateral Manager Notes, if such Eligible Successor is consented to by a Majority of the most senior Class of Notes that is not comprised entirely of Collateral Manager Notes)) by written notice to the Issuer and the Trustee within thirty (30) days of such notice and the conditions set forth in Section 9.05(b) below are satisfied, the Issuer shall appoint such Eligible Successor as the successor collateral manager and the resignation or removal of the Collateral Manager will be effective.  If such

Eligible Successor is not consented to as set forth above, then within thirty (30) days after receipt of notice by the Issuer and the Trustee of such failure to consent, a Majority of the Controlling Class (disregarding, if the Collateral Manager is being terminated for Cause, Collateral Manager Notes) may nominate (or, if the Collateral Manager is being terminated for Cause and the Controlling Class is comprised entirely of Collateral Manager Notes, a Majority of the most senior Class of Notes that is not comprised entirely of Collateral Manager Notes may nominate) an Eligible Successor to act as Collateral Manager hereunder by written notice to the Issuer and the Trustee.  If such Eligible Successor is consented to by a Majority of the Subordinated Notes (disregarding, if the Collateral Manager is being terminated for Cause, Collateral Manager Notes (or, if the Collateral Manager is being terminated for Cause and all of the Subordinated Notes are Collateral Manager Notes, if such Eligible Successor is consented to by a Majority of the most junior Class of Notes that is not comprised entirely of Collateral Manager Notes)) by written notice to the Issuer and the Trustee within thirty (30) days of such notice and the conditions set forth in Section 9.05(b) below are satisfied, the Issuer shall appoint such Eligible Successor as the successor collateral manager and the resignation or removal of the Collateral Manager will be effective.

(b) An Eligible Successor is not appointed within ninety (90) days (or, in the event of a material change in applicable law or regulation which renders the performance by the Collateral Manager of its duties under this Agreement or the Indenture unlawful, within thirty (30) days) after a resignation or termination of the Collateral Manager, then the Issuer, the Collateral Manager or any Holder of the Notes may petition a court of competent jurisdiction to appoint an Eligible Successor.  On the date as of which an Eligible Successor has agreed in writing to assume all of the Collateral Manager's duties and obligations under this Agreement and the Indenture, all authority and power of the Collateral Manager under this Agreement, whether with respect to the Transaction Investments or otherwise, shall automatically and without further action by any Person pass to and be vested in such Eligible Successor upon the appointment thereof.

(c) No termination of this Agreement and no resignation of the Collateral Manager under this Agreement will be effective and the Collateral Manager shall not be released from its obligations unless (i) an Eligible Successor has agreed in writing to assume as of the date of such written agreement all of the Collateral Manager’s duties and obligations hereunder, and (ii) two (2) days’ prior notice has been given to the Issuer and the Trustee.

(d) The Issuer, the Trustee, the retiring Collateral Manager and the Eligible Successor shall take such action consistent with this Agreement and the terms of the Indenture as shall be necessary to effect any such succession.

(e) For purposes of the procedures described in this Article IX regarding the resignation, removal and replacement of the Collateral Manager, if any Section 13 Banking Entity delivers a Banking Entity Notice to the Issuer, the Collateral Manager and the Trustee (including via e-mail) then, effective on the date on which such Banking Entity Notice is delivered, the Notes held by such Section 13 Banking Entity shall be disregarded and deemed not to be Outstanding so long as such Notes are held by such Section 13 Banking Entity with respect to any vote, consent, waiver, objection or similar action in connection with the resignation, removal and replacement of the Collateral Manager.  Such Notes shall be deemed Outstanding and such

Section 13 Banking Entity may vote, consent, waive, object or take any similar action in connection with any other matters under this Agreement or under any other Transaction Document.  For the avoidance of doubt (i) no subsequent notice or other action by a Section 13 Banking Entity purporting to modify or rescind a Banking Entity Notice shall be effective and shall be void ab initio, (ii) no Holder or beneficial owner of Notes shall be required to provide a Banking Entity Notice (regardless of whether such Holder or beneficial owner is or is not a Section 13 Banking Entity) and (iii) no Banking Entity Notice shall bind any subsequent transferee of a Holder or beneficial owner delivering such Banking Entity Notice (unless such transferee also delivers a Banking Entity Notice) and any vote, consent, waiver, objection or similar action of such transferee shall be effective for all purposes in connection with the resignation, removal and replacement of the Collateral Manager.

ARTICLE X

DELEGATION; ASSIGNMENT; SUCCESSION

SECTION 10.01. Delegation.

The Collateral Manager may delegate to third parties (including its Affiliates) any or all of the duties assigned to the Collateral Manager hereunder without the consent of the Issuer or any Noteholder; provided, that (i) the Collateral Manager will not be relieved of any of its duties hereunder as a result of such delegation to third parties, (ii) the Collateral Manager will be solely responsible for the fees and expenses payable to any such third party except to the extent such expenses are payable by the Issuer hereunder, (iii) such delegation does not constitute an “assignment” under Section 205(a)(2) of the Investment Advisers Act, (iv) the locations and actions of such third parties do not cause the Issuer to be subject to any taxation in any jurisdiction where it would not otherwise be subject to tax, and (v) the Collateral Manager gives written notice to the Trustee of such delegation.

SECTION 10.02. Assignment.

(a) Subject to Section 10.03, the Collateral Manager shall not assign its rights or obligations under this Agreement unless (x) the assignment is consented to in writing by the Issuer, a Majority of the Controlling Class and a Majority of the Subordinated Notes, (y) the Collateral Manager gives written notice to the Trustee of such assignment and (z) the Issuer receives representations and covenants from the assignee on substantially the same terms as the representations and covenants set out in the Risk Retention Letter and provided to the Issuer, the Trustee and the Initial Purchaser, unless the Collateral Manager certifies to the Issuer and the Trustee that, in its commercially reasonable judgment, the Retention has not been transferred to, and is not required to be held by, the assignee in accordance with the Risk Retention Letter; provided, however, that the Collateral Manager may assign all of its rights and responsibilities under this Agreement to an Affiliate without the consent of the Issuer, the Trustee or any Holder of the Notes so long as (i) the assignment would not constitute an “assignment” under Section 205(a)(2) of the Investment Advisers Act (unless such assignment has been approved by the directors of the Issuer), (ii) the performance of the duties of the Collateral Manager by the Affiliate would not cause the Issuer to be subject to taxation in any jurisdiction where it would not otherwise be subject to tax, (iii) immediately after the assignment, the principal personnel performing the duties required under this Agreement are the same individuals who would have performed such duties had the assignment not occurred, and (iv) the Collateral Manager gives ten (10) Business Days prior written notice to the Issuer and the Trustee that such assignment is to be made; provided, further, that nothing contained in this paragraph shall alter the Collateral Manager’s right to resign (or the resulting assignment of duties) pursuant to Section 9.02.

In addition, the assignee shall execute and deliver to the Issuer and the Trustee a counterpart of this Agreement naming such assignee as Collateral Manager.  Upon the execution and delivery of such a counterpart by the assignee Collateral Manager, the assignor Collateral Manager shall be released from further obligations pursuant to this Agreement, except with respect to its obligations that would survive under Section 11.15 as if such assignment had been a termination of this Agreement.

(b) This Agreement shall not be assigned by the Issuer without the prior written consent of the Collateral Manager and the Trustee, except in the case of assignment by the Issuer to (i) an entity which is a successor to the Issuer permitted under the Indenture, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Issuer is bound thereunder, or (ii) the Trustee as contemplated by the Indenture.  In the event of any assignment by the Issuer, the Issuer shall use its best efforts to cause its successor to execute and deliver to the Collateral Manager such documents as the Collateral Manager shall consider reasonably necessary to effect fully such assignment.

(c) The Collateral Manager hereby consents and agrees to the matters set forth in Section 15.1(g) of the Indenture.

SECTION 10.03. Succession.

Any corporation, partnership or limited liability company or other Person into which the Collateral Manager may be merged or converted or with which it may be consolidated, or any corporation, partnership or limited liability company resulting from any merger, conversion or consolidation to which the Collateral Manager shall be a party, or any corporation, partnership, limited liability company or other Person succeeding to all or substantially all of the asset management business of the Collateral Manager, shall be the successor to the Collateral Manager without any further action by the Collateral Manager, the Issuer, the Trustee, the Noteholders or any other Person; provided, that the Collateral Manager shall provide prompt notice to the Trustee upon such occurrence; provided, however, that no such merger, conversion or consolidation may occur unless (i) such merger, conversion or consolidation would not constitute an “assignment” under Section 205(a)(2) of the Investment Advisers Act (unless such merger, conversion or consolidation has been approved by the directors of the Issuer), (ii) the performance of the duties of the Collateral Manager by the new entity would not cause the Issuer to be subject to taxation in any jurisdiction where it would not otherwise be subject to tax, (iii) immediately after the merger, conversion or consolidation, the principal personnel performing the duties required under this Agreement are the same individuals who would have performed such duties had the merger, conversion or consolidation not occurred, and (iv) the Collateral Manager gives ten (10) Business Days prior written notice to the Issuer and the Trustee that such merger, conversion or consolidation is to be made.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Notices.

Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including by electronic mail or facsimile) and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, by hand delivery, by courier service guaranteeing delivery within two (2) Business Days, or, in the case of facsimile notice, when received in legible form, addressed as set forth below:

(a) If to the Issuer:

Arch Street CLO, Ltd.

c/o MaplesFS Limited

P.O. Box 1093

Boundary Hall, Cricket Square

Grand Cayman, KY1-1102

Cayman Islands

Attention: The Directors

Telephone: (345) 945-7099

Facsimile: (345) 945-7100

Email: cayman@maplesfs.com

With a copy to:

Maples and Calder

P.O. Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Attention: Scott Macdonald

Facsimile: (345) 949-8080

Email: scott.macdonald@maplesandcalder.com

(b) If to the Collateral Manager:

NewStar Capital LLC

One Exeter Plaza

500 Boylston Street, 12th Floor

Boston, MA 02116

Attention: Mr. Scott D’Orsi

Telephone: (857) 403-1254

Facsimile: (857) 362-1270

Email: sd’orsi@newstarfin.com

(c) If to the Trustee:

U.S. Bank National Association

One Federal Street, 3rd Floor

Boston, Massachusetts 02110

Attention: CDO Unit – Arch Street CLO

Telephone: (617) 603-6511

Facsimile: (866) 219-2870

Email: peter.murphy@usbank.com

(d) If to the Noteholders:

At their respective addresses set forth on the Register

(e) If to the Rating Agencies, in accordance with the procedures set forth in Section 7.20 of the Indenture.

Any party may alter the address or facsimile number to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 11.01 for the giving of notice.

SECTION 11.02. Binding Nature of Agreement; Successors and Assigns.

Subject to Section 10.02, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.

SECTION 11.03. Entire Agreement; Amendments.

(a) This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(b) This Agreement may be modified, supplemented or amended by an agreement in writing executed by the parties hereto following written notice by the Issuer to the Rating Agencies; provided that (x) any amendment to change the Senior Management Fee, the Subordinated Management Fee or the Incentive Management Fee, the provisions of Articles IX or X hereof, or any rights of the Holders of the Subordinated Notes hereunder, shall be permitted only with the consent of a Majority of the Subordinated Notes, (y) any amendment to change the consent or objection rights of the Controlling Class hereunder shall be permitted only with the consent of a Majority of the Controlling Class and (z) any amendment that would materially and adversely affect any Class of Notes shall be permitted only with the consent of a Majority of each such Class materially and adversely affected thereby.  With respect to any proposed amendment pursuant to clause (z) of the proviso to the preceding sentence, the Issuer and the Collateral Manager shall be entitled to conclusively rely upon an Opinion of Counsel as to matters of law (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering such Opinion of Counsel, upon which the Issuer and the Collateral Manager may also rely as to such matters) as to whether or not the Holders of any Class of Notes would be materially and adversely affected by such proposed amendment.

SECTION 11.04. Conflict with the Indenture.

In the event that this Agreement requires any action to be taken with respect to any matter and the Indenture requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, the provisions of the Indenture in respect thereof shall control.

SECTION 11.05. Priority of Payments.

The Collateral Manager agrees that the payment of all amounts to which it is entitled pursuant to this Agreement shall be subordinated to the extent set forth in, and the Collateral Manager agrees to be bound by the provisions of, Section 11.1(a) of the Indenture as if the Collateral Manager were a party to the Indenture and each of the Collateral Manager and Issuer hereby consents to the assignment of this Agreement as provided in Section 15.1(g) of the Indenture.

SECTION 11.06. Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 11.07. Submission to Jurisdiction.

The Issuer and the Collateral Manager hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, or this Agreement, and the Issuer and the Collateral Manager hereby irrevocably agree that all claims in respect of the action or proceeding may be heard and determined in the New York State or federal court.  The Issuer and the Collateral Manager hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of the action or proceeding.  The Issuer and the Collateral Manager irrevocably consent to the service of all process in any action or proceeding by the mailing or delivery of copies of the process to the addresses set forth in Section 11.01 of this Agreement.  The Issuer and the Collateral Manager agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 11.08. Indulgences Not Waivers.

Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 11.09. Costs and Expenses.

The costs and expenses (including the fees and disbursements of counsel and accountants) incurred by each of the parties hereto in connection with the negotiation and preparation of and the execution of the Transaction Documents, and all matters incident thereto, shall be borne by the Issuer.

SECTION 11.10. Execution in Counterparts.

This Agreement may be executed in any number of counterparts by facsimile or other written form of communication (including by e-mail (PDF)), each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Delivery of an executed counterpart of this Agreement by facsimile or other written form of communication (including by e-mail (PDF)) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.11. Provisions Separable.

To the fullest extent permitted by law, in case any provision in this Agreement shall be invalid, illegal or unenforceable as written, such provision shall be construed in the manner most closely resembling the apparent intent of the parties with respect to such provision so as to be valid, legal and enforceable; provided, however, that if there is no basis for such a construction, to the fullest extent permitted by law, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and, unless the ineffectiveness of such provision destroys the basis of the bargain for one of the parties to this Agreement, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby.

SECTION 11.12. Written Disclosure Statement.

The Issuer acknowledges receipt of Part 2A and 2B of Form ADV of the Collateral Manager, as required by Rule 204-3 under the Investment Advisers Act, on or before the date of execution of this Agreement.

SECTION 11.13. Benefit of the Agreement.

The Collateral Manager agrees that its obligations hereunder shall be enforceable by the Issuer or, where applicable, by the Trustee on behalf of the Secured Parties.  The Indemnified Parties shall be third party beneficiaries of this Agreement subject to the terms hereof.

SECTION 11.14. Limited Recourse; No Petition.

(a) Notwithstanding any other provision of this Agreement, the obligations of the Issuer hereunder are limited recourse obligations of the Issuer, payable solely from the Collateral and in accordance with the Priority of Payments, and following exhaustion of the Collateral, all obligations of and all claims against the Issuer hereunder or arising in connection herewith shall be extinguished and shall not thereafter revive. The Collateral Manager further agrees not to take any action in respect of any claims hereunder against any officer, director, employee or administrator of the Issuer.

(b) The Collateral Manager will not institute against, or join any other Person in instituting against, the Issuer, the Co-Issuer or any Blocker Subsidiary any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under Cayman Islands, United States federal or state bankruptcy or other similar laws of any jurisdiction until at least one year and one day or, if longer, the applicable preference period then in effect plus one day, after the payment in full of all Notes issued under the Indenture and any other debt obligations of the Issuer that have been rated upon issuance by any rating agency at the request of the Issuer; provided, however, that nothing in this Section 11.14(b) shall preclude, or be deemed to estop, the Collateral Manager from (i) taking any action prior to the expiration of the applicable preference period in (A) any case or Proceeding voluntarily filed or commenced by the Issuer, the Co-Issuer or any Blocker Subsidiary, as the case may be, or (B) any involuntary insolvency Proceeding filed or commenced against the Issuer, the Co-Issuer or any Blocker Subsidiary, as the case may be, by any Person other than the Collateral Manager, or (ii) commencing against the Issuer, the Co-Issuer or any Blocker Subsidiary, or any properties of the Issuer, the Co-Issuer or any Blocker Subsidiary any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

SECTION 11.15. Survival.

The agreements in Section 9.04, and Articles V, VII, VIII and XI shall survive indefinitely the termination of this Agreement and the replacement or resignation of NewStar as the Collateral Manager.

SECTION 11.16. No Partnership or Joint Venture.

The Issuer and the Collateral Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Collateral Manager’s relation to the Issuer shall be deemed to be that of an independent contractor and not an agent.

SECTION 11.17. Rule 17g-5 Compliance.

The Collateral Manager agrees that any notice, report, or other information provided by the Collateral Manager (or any of is respective representatives or advisors) to any Rating Agency hereunder or under any other Transaction Document for the purposes of undertaking credit rating surveillance of the Secured Notes shall be provided, substantially concurrently, by the Collateral

Manager to the Information Agent for posting on a password-protected website in accordance with the procedures set forth in Section 7.20 of the Indenture.

SECTION 11.18. WAIVER OF JURY TRIAL.

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ARCH STREET CLO, LTD.

By:	/s/ Karen Perkins
Name:	Karen Perkins
Title:	Director

NEWSTAR CAPITAL LLC

By:	/s/ Scott D’Orsi
Name:	Scott D’Orsi
Title:	Portfolio Manager

Exhibit A

CERTAIN TAX RESTRICTIONS

The Issuer (and the Collateral Manager and the Independent Investment Professional acting on behalf of the Issuer) and any other person acting on behalf or at the direction of the Issuer, and any Affiliate of the Issuer, will comply with all of the provisions set forth in this Exhibit A (the "Tax Investment Guidelines") unless, with respect to a particular transaction, the Collateral Manager shall have received written advice of Paul Hastings LLP, Seward & Kissel LLP or an opinion of other counsel of nationally recognized standing in the United States experienced in such matters that, under the relevant facts and circumstances with respect to such transaction, the Collateral Manager’s failure to comply with one or more of such provisions will not cause the Issuer to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes, or otherwise to be subject to U.S. federal income tax on a net basis.  For purposes of these Tax Investment Guidelines, a "Collateral Obligation" shall include any "Collateral" as defined in the Indenture.

The Issuer shall acquire, hold, lend and dispose of Collateral Obligations only for its own account, and shall acquire and hold its Collateral Obligations solely for investment with the expectation and intention of realizing a profit from income earned on the Collateral Obligations and/or any increase in their value during the interval of time between acquisition and disposition thereof.

Notwithstanding any other provision of these Tax Investment Guidelines, the Issuer shall not (each of the following, a "Prohibited Activity"):

(i) act as, holds itself out as, or engage in any activities customarily undertaken by, an agent, arranger, or structuring agent with respect to, or negotiate the terms of, any Collateral Obligation or otherwise; provided that, notwithstanding the foregoing, after the date on which the Issuer has acquired a Collateral Obligation, the Issuer may exercise any voting or other rights available to a holder of a Collateral Obligation under the terms of the Collateral Obligation, and may accept or reject any amendment or modification of the terms of that Collateral Obligation if (w) the amendment or modification was proposed by the obligor under that Collateral Obligation and does not require or provide for any advance of additional funds, the Collateral Obligation is not an Affiliate Collateral Obligation, neither the Issuer nor the Collateral Manager, nor any Affiliate of either, has participated directly or indirectly in the negotiation of the amendment or modification, and the Issuer is not the largest holder of the Collateral Obligation, or (x) the modification would not constitute a Significant Modification (for purposes of this clause, "Significant Modification" means any amendment, supplement or modification that involves (1) a change in interest rate or yield of the Collateral Obligation, (2) a change in the stated maturity or the timing of any material payment on the Collateral Obligation (including deferral of an interest payment), (3) a change in the obligor of the Collateral Obligation, (4) a change in the principal amount, ranking compared with other liabilities, exchange or conversion rights, conditions to advancing additional funds, collateral and status as recourse or nonrecourse obligation or (5) a change in the collateral or security for the Collateral Obligation, including the addition or deletion of a co-obligor or guarantor, all within the meaning of United States

Department of the Treasury regulation section 1.1001-3), or (y) in the reasonable judgment of the Collateral Manager, the obligor is in financial distress, the obligor was not in financial distress on the date on which the Issuer acquired such Collateral Obligation and such change in terms is desirable to protect the Issuer’s investment, or (z) the Issuer has received advice of Paul Hastings LLP, Seward & Kissel LLP or an opinion of other counsel of nationally recognized standing in the United States experienced in such matters that the Issuer’s involvement in such amendment, supplement or modification of the terms of that Collateral Obligation will not cause the Issuer to be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes;

(ii) act as, hold itself out as, represent to others that it is, or engage in any activities customarily undertaken by, a dealer, middleman, market maker, retailer or wholesaler in any Collateral Obligations, reference obligations or hedging or derivative instruments, or hold as inventory for purposes of resale to customers, any Collateral Obligations owned by the Issuer;

(iii) perform services, or hold itself out as willing to perform services, for any person, or have or seek customers;

(iv) register as a broker-dealer under the laws of any country or political subdivision thereof, or register as, or become subject to regulatory supervision or other legal requirements under the laws of any country or political subdivision thereof as, a bank, insurance company, loan originator, finance company or other institution engaged in a similar loan origination or insurance business;

(v) take any action causing it to be treated as a bank, insurance company, loan originator, finance company or other institution engaged in a similar loan origination or insurance business for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency, or qualification for any exemption from tax, securities law or any other legal requirements;

(vi) hold itself out to the public as a bank, insurance company, loan originator, finance company or other institution engaged in a similar loan origination or insurance business, or hold itself out to the public, through advertising or otherwise, as originating loans or making a market in loans or other assets;

(vii) establish a branch, agency or other place of business within the United States; provided, that entering into this Agreement and the appointment of the Collateral Manager as described herein shall not be construed as a violation of this clause (vii);

(viii) make any tax election which would cause it to be subject to United States federal, state or local income or franchise tax;

(ix) buy any security in order to earn a dealer spread or dealer mark-up over its cost or purchase any obligation primarily for the purpose of entering into a securities lending agreement with respect thereto;

(x) buy any security with an expectation or intention of restructuring or entering into a workout of such security;

(xi) disclose the identity of any holder of a Note to any person from whom it purchases Collateral Obligations or attempt to obtain more favorable terms from any seller as a result of the identity of any holder of a Note; or

(xii) allow any non-U.S. bank or lending institution who is a holder of a Note to control or direct the Collateral Manager's or Issuer's decision to invest in a particular asset except as otherwise allowed to such a holder, acting in that capacity, under the Agreement, or acquire a Collateral Obligation conditioned upon a particular person or entity holding securities.

For purposes of this Exhibit A, "dealer" means: (a) a merchant of securities with an established place of business who in the ordinary course of business is engaged as a merchant in purchasing securities and selling them to customers with a view to the gains and profits that may be derived therefrom, and (b) a person that regularly offers to enter into, assume, offset, assign or otherwise terminate positions in derivatives with customers in the ordinary course of a trade or business, including regularly holding itself out, in the ordinary course of its trade or business, as being willing and able to enter into either side of a derivative transaction.

Requirements With Respect to Collateral Obligations.

The Issuer may acquire Collateral Obligations only by assignment or participation, and may not execute any credit agreement whereby Collateral Obligations are issued.  The Issuer shall not acquire any Collateral Obligation, or enter into any understanding, arrangement, forward sale agreement or commitment with any person to acquire any Collateral Obligation (a "Commitment"), in each case (i) prior to 48 hours after the completion of the issuance and funding of such Collateral Obligation, other than as otherwise permitted under "Forward Purchase Commitments" below, or (ii) if the Issuer would own more than 50 percent of the loan, obligation, issue, class or tranche that includes the Collateral Obligation or, if the loan, obligation, issue, class or tranche that includes that Collateral Obligation is part of a larger credit facility, more than 25 percent of that entire credit facility. In the case of any Collateral Obligation that is amended or modified in a manner that constitutes a Significant Modification after issuance and funding of such Collateral Obligation and before acquisition by the Issuer of such Collateral Obligation, any seasoning requirement set forth herein shall be computed and applied with respect to the date of such Significant Modification.

The Issuer shall not have any contractual relationship with the borrower or issuer with respect to a Collateral Obligation until the Issuer actually closes the acquisition of that Collateral Obligation.  On the funding date of the Collateral Obligation, the documents relating to the Collateral Obligation shall not list the Issuer as a lender or otherwise as a party to any document relating to the issuance of the Collateral Obligation.  The Issuer shall not be a signatory on any lending agreement or any other document relating to the issuance of the Collateral Obligation.

The Issuer shall not have any communications or negotiations with the borrower or issuer of any Collateral Obligation (directly or indirectly through the seller of such Collateral Obligation, the agent, negotiator, originator or structuror thereof, or any other person) prior to the completion of the issuance and funding thereof, in connection with the issuance or funding of such Collateral Obligation or commitments with respect thereto, or the Issuer’s acquisition of such Collateral Obligation or the Issuer’s Commitment with respect thereto, in each case, except as otherwise permitted under "Forward Purchase Commitments" below.  For the avoidance of doubt, (i) the Issuer, or the Collateral Manager or the Independent Investment Professional acting on its behalf, may, however, undertake customary due diligence communications with an issuer or obligor of any Collateral Obligation that would be reasonably necessary in order for an investor or trader to make a reasonably informed decision to acquire any such Collateral Obligation for its own account, and (ii) nothing contained herein shall prohibit expressions of interest or providing comments as to mistakes or inconsistencies in documents relating to any Collateral Obligation by the Issuer, or by the Collateral Manager or the Independent Investment Professional acting on its behalf.

The Issuer shall not be entitled to earn or receive from any person any premium, fee, commission or other compensation for services, whether or not denominated as received for services, in connection with acquiring or disposing of a Collateral Obligation, or entering into a commitment to acquire or dispose of a Collateral Obligation, including without limitation, in each case, any amount that is attributable or otherwise determined by reference to the amount of any origination, underwriting or similar profit or related or similar fees for services earned by an underwriter, placement agent, lender, arranger, agent or other similar person in connection with the issuance or funding of a Collateral Obligation.  In furtherance and not in limitation of the immediately preceding sentence, the Issuer shall not be entitled to earn or receive directly from any person any separately stated premium, fee or commission that is compensation for services or that is based upon or otherwise determined by reference to the amount of any such services.  For the avoidance of doubt, the foregoing prohibition against earning or receiving fees and similar amounts shall not apply to (i) any compensation paid other than for a Prohibited Activity pursuant to the terms of any Collateral Obligation (e.g., a prepayment fee or commitment fee), (ii) any amendment or waiver fee, or (iii) any discount in the price paid by the Issuer for a Collateral Obligation from the price paid by the seller of the Collateral Obligation where such discount is attributable to the time value of money, credit quality of the related borrower, market conditions, or terms and conditions of the Collateral Obligation.

Additional Requirements With Respect to Affiliate Collateral Obligations and Transfers to Affiliates.

Except as provided below, the Collateral Manager shall not cause the Issuer to purchase any Collateral Obligation of any borrower or issuer with respect to which the Issuer, Collateral Manager or any of their Affiliates:

(i) acted as an underwriter, financial advisory, placement or other agent, arranger, negotiator or structuror in connection with the issuance or origination of such Collateral Obligation,

(ii) was an agent, negotiator, structuring agent, bridge loan provider (where a bridge loan is repaid by any Collateral Obligation) or member of the original lending syndicate with respect to such Collateral Obligation, or

(iii) earned or received any compensation relating to the origination of such Collateral Obligation (each such Collateral Obligation, an "Affiliate Collateral Obligation").

The Collateral Manager on behalf of the Issuer shall be permitted to cause the Issuer to purchase Affiliate Collateral Obligations, provided that the following conditions are met:

(I) the Independent Investment Professional shall have approved the purchase by the Issuer of such Affiliate Collateral Obligation after a review of the terms and conditions thereof and a determination that such transaction shall be effected on an arm’s length basis and that the purchase price represents fair market value (x) by reference to dealer quotes or the price paid by an unrelated secondary buyer in a material contemporaneous sale on substantially the same terms, or (y) to the extent there is no independent sale or the price paid in such sale is not readily ascertainable, by reference to the fair market value price at which an unrelated independent secondary market acquirer would acquire such Affiliate Collateral Obligation in an arm’s length transaction;

(II) the Collateral Manager or its Affiliate, as the case may be, originated the Collateral Obligation in the ordinary course of its business and not in contemplation of its acquisition by the Issuer;

(III) at least 30 days shall have passed since the issuance and funding of such Affiliate Collateral Obligation and the holder of the Collateral Obligation did not identify the obligation or security as intended for sale to the Issuer within 30 days of its issuance; and

(IV) the Issuer may not purchase any Affiliate Collateral Obligation having a greater principal amount than the principal amount of such Affiliate Collateral Obligation held following such purchase by the Collateral Manager and its Affiliates (excluding the Issuer).

Maintenance of Separate and Independent Status.

At the written request of the Collateral Manager, the Issuer shall establish a conflicts review board or appoint an independent third party to act on behalf of the Issuer (such board or party, an "Independent Investment Professional") with respect to transactions involving any Affiliate Collateral Obligation.  Any Independent Investment Professional (i) shall either (A) be an established financial institution or other financial company with experience in assessing the merits of transactions similar to the transactions involving any Affiliate Collateral Obligation or (B) be a review board comprised of one or more individuals selected by the Issuer (or at the request of the Issuer, selected by the Collateral Manager), (ii) shall be required to assess the merits of the transaction involving any Affiliate Collateral Obligation and either grant or withhold consent to such transaction in its sole judgment and (iii) shall not be (A) affiliated with the Collateral Manager (other than as a holder or as a passive investor in the Issuer or an Affiliate of the Issuer) or (B) involved in the daily management and control of the Issuer.

Neither the Independent Investment Professional nor any of the employees or personnel performing duties of the Collateral Manager on behalf of the Issuer relating to the purchase of Affiliate Collateral Obligations shall be directly or indirectly involved in any origination or underwriting activities with respect to any Collateral Obligation, or have access to any files, records, or other information that is not available to independent unrelated secondary market acquirers concerning the origination or underwriting of any such Collateral Obligation.  In addition, neither the Independent Investment Professional nor any of the employees or personnel performing duties of the Collateral Manager on behalf of the Issuer relating to the purchase of Affiliate Collateral Obligations shall be a party to any discussions or meetings relating to origination or underwriting activities with respect to any Affiliate Collateral Obligation.  No employee or personnel of the Collateral Manager who is involved in any origination or underwriting activities with respect to any Affiliate Collateral Obligation shall have any direct or indirect influence over the decision making process of the Issuer or the Independent Investment Professional with respect to the acquisition or disposition of any Affiliate Collateral Obligation on behalf of the Issuer, but no such employee or personnel shall be prohibited from making recommendations to the Independent Investment Professional.  However, in all cases the decision whether to invest in an Affiliate Collateral Obligation or to sell a Collateral Obligation to the Collateral Manager or one of its Affiliates shall be an independent decision by the Independent Investment Professional.

Revolving Loans, Delayed Drawdown Loans and Letter of Credit Facilities.

Neither the Issuer nor the Collateral Manager acting on the Issuer’s behalf shall acquire an interest (including by means of participation) in a Revolving Loan or a Delayed Drawdown Loan or a letter of credit facility unless:

(i) such interest is acquired in the secondary market, the acquisition of such interest will not cause the Issuer to hold more than 25 percent of such Revolving Loan or Delayed Drawdown Loan or letter of credit facility, and taken together with the aggregate principal amount of other such interests held by the Issuer does not exceed 15% of the aggregate principal amount of all Collateral Obligations held by the Issuer;

(ii) with respect to any Revolving Loan or Delayed Drawdown Loan:

(a) neither the Issuer, the Collateral Manager acting on behalf of the Issuer, nor the Independent Investment Professional acting on behalf of the Issuer has participated in the negotiation of the terms of such Revolving Loan or Delayed Drawdown Loan;

(b) the terms of such Revolving Loan or Delayed Drawdown Loan are fixed as of the date of the Issuer’s acquisition thereof and do not provide the Issuer any discretion as to whether to make advances under such Revolving Loan or Delayed Drawdown Loan;

(c) more than a de minimis amount of such Collateral Obligation has been funded by a person that is not an Affiliate of the Issuer or the Collateral Manager, or such loan is associated with a term loan to such borrower which has been fully funded and the Issuer is acquiring such Revolving Loan or Delayed Drawdown Loan in connection with the related term loan with the intent to hold both parts and cannot separate them without the consent of the borrower; and

(d) the Issuer does not acquire or enter into a commitment to acquire any interest in a Revolving Loan or Delayed Drawdown Loan which is not associated with a term loan prior to 60 days after the later of the issuance thereof and the most recent date prior to any such commitment by the Issuer on which any of the principal terms outlined in clauses (1) through (4) of the definition of Significant Modification above of the Revolving Loan or Delayed Drawdown Loan were modified in a material fashion, and all such interests combined shall not exceed 10% of the aggregate principal amount of all assets held by the Issuer; and

(iii) with respect to any letter of credit facility:

(a) such letter of credit facility is a pre-funded letter of credit that has been fully funded by the original lender and fully drawn by the borrower, and such lender has completed all of its obligations with respect to that letter of credit facility (such that the letter of credit facility does not constitute to any extent a Delayed Drawdown Loan), at least 48 hours before the Issuer committed to acquire such letter of credit facility; or

(b) (I) such letter of credit facility is associated with a term loan to such borrower which has been fully funded;

(II) all terms of such letter of credit facility were fully negotiated and final no later than the time at which the terms of the related loan were fully negotiated and final;

(III) the Issuer, or the Collateral Manager acting on behalf of the Issuer, holds the same proportionate interest in such letter of credit facility as the proportionate interest it holds in the term loan(s) associated with such letter of credit facility and no more of the letter of credit facility is acquired and held than the amount of the related term loans acquired; and

(IV) the percentage of the letter of credit held by the Issuer must be less than 50% and the Issuer will only continue to hold such letter of credit to the extent it continues to hold the requisite proportion of the related term loans.

Forward Purchase Commitments.

The Issuer shall not have nor make any Commitment to acquire a Collateral Obligation from a seller before completion of the closing, full funding and seasoning (except, with respect to funding, in the case of a Revolving Loan or a Delayed Drawdown Loan) of the Collateral Obligation, except as permitted in the following provisions.

If a Commitment is made to acquire a Collateral Obligation, other than an Affiliate Collateral Obligation, from a seller before completion of the closing and full funding of the Collateral Obligation by such seller (the “Original Lender”), such commitment shall only be made pursuant to a forward sale agreement at an agreed price (a "Forward Purchase Commitment").  Any Forward Purchase Commitment with any Original Lender in respect of a Collateral Obligation may only be made after such Original Lender has delivered its own commitment to acquire its own interest in that Collateral Obligation and after all material terms of the Collateral Obligation have been agreed to.

In the process of making or negotiating to make a Forward Purchase Commitment, the Issuer shall not negotiate with respect to any term of the Collateral Obligation to which the Forward

Purchase Commitment relates.  The Issuer is not prevented from negotiating the terms of the Forward Purchase Commitment, including the price at which the Issuer shall acquire the Collateral Obligation to which the Forward Purchase Commitment relates.

If the Issuer enters into a Forward Purchase Commitment to acquire a Collateral Obligation, the Issuer’s obligation under the Forward Purchase Commitment shall be conditioned on there being, as of the time the Issuer is to acquire the Collateral Obligation, no material adverse change in the condition of the borrower or issuer, the Collateral Obligation or the financial markets, and in all other respects, the Forward Purchase Commitment may only be conditional to the extent the related counterparty’s own commitment in the origination process and funding of the Collateral Obligation is delayed, reduced or eliminated; provided that, notwithstanding the foregoing, a Forward Purchase Commitment shall not be required to be conditioned on the absence of a material adverse change if (y) the Issuer enters into the Forward Purchase Commitment no sooner than 48 hours after the Original Lender has delivered its own commitment with respect to the related Collateral Obligation and after all material terms of the Collateral Obligation have been agreed to, and (z) the Issuer’s Commitment is documented in a form for secondary market purchases that is substantially similar to that used for commitments given by all other persons who will acquire an interest in the Collateral Obligation from the Original Lender (including as to the absence of a material adverse change condition).  In the event of any delayed, reduced or eliminated funding, the Issuer shall not receive any premium, fee, or other compensation in connection with having entered into the Forward Purchase Commitment, other than commitment fees or fees in the nature of commitment fees that are customarily paid in connection with such delays, reductions or eliminations of funding of Collateral Obligations of the type permitted to be purchased by the Issuer.

The Issuer shall not have any contractual relationship with the borrower or issuer with respect to a Collateral Obligation that will be subject to a Forward Purchase Commitment until the Issuer actually closes the acquisition of that Collateral Obligation.  On the funding date of the Collateral Obligation, the documents relating to the Collateral Obligation shall not list the Issuer as a lender or otherwise as a party to any document relating to the issuance of the Collateral Obligation.  The Issuer shall not be a signatory on any lending agreement or any other document relating to the issuance of the Collateral Obligation.

The Issuer shall not close any purchase of a Collateral Obligation subject to a Forward Purchase Commitment earlier than 48 hours after the time of the closing and full funding of the Collateral Obligation.

The Issuer shall not enter into any Forward Purchase Commitment in respect of any Affiliate Collateral Obligation.  The Issuer, or the Independent Investment Professional acting on its behalf, may, however, undertake customary due diligence communications with an issuer or obligor of an Affiliate Collateral Obligation or any other Collateral Obligation that would be reasonably necessary in order for an investor or trader to make a reasonably informed decision to acquire any such Collateral Obligation for its own account.

For the avoidance of doubt, except as provided above with respect to Forward Purchase Commitments, the Issuer may enter into a Commitment with respect to a Collateral Obligation only when the Collateral Obligation is funded and at least 48 hours have thereafter elapsed.

Participation in Primary Offerings of Debt Securities.

The Issuer and the Collateral Manager acting on behalf of the Issuer will not enter into any Commitment to purchase a debt security (other than a Collateral Obligation, which must instead satisfy the procedures described elsewhere in this Exhibit A) from any Person before completion of the legal closing and initial offering of such debt security, unless the further requirements set forth in the following clauses (i), (ii) or (iii) are satisfied:

(i) the obligation or security was issued pursuant to an effective registration statement under the Securities Act in a firm commitment underwriting for which neither the Collateral Manager nor an Affiliate served as underwriter;

(ii) the obligation or security was not purchased by the Issuer (a) directly or indirectly from its borrower or issuer or from the Collateral Manager, (b) from any Person pursuant to a Commitment made before the issuance of the obligation or security or (c) from an Affiliate of the Collateral Manager or any account or fund managed or controlled by the Collateral Manager or any Affiliate unless such Affiliate, account or fund (1) regularly acquires securities of the same type for its own account, (2) could have held the obligation or security for its own account consistent with its investment policies, (3) did not identify the obligation or security as intended for sale to the Issuer within 90 days of its issuance, (4) held the obligation or security for at least 90 days and (5) did not originate the obligation or security in contemplation of its acquisition by the Issuer; or

(iii) the obligation or security is a privately placed obligation, or a security eligible for resale under Rule 144A under the Securities Act or Regulation S under the Securities Act, in each case, or issued pursuant to an effective registration statement in a “best efforts” underwriting under the Securities Act and

(a) the obligation or security was originally issued pursuant to an offering memorandum, private placement memorandum or similar offering document;

(b) the Issuer, the Collateral Manager and its Affiliates, and accounts and funds managed or controlled by the Collateral Manager or any Affiliate, either (1) did not at original issuance acquire 50 percent or more of the aggregate principal amount of such obligations or securities or 50 percent or more of the aggregate principal amount of any other class of obligations or securities offered by the borrower or issuer of the obligation or security in the offering and any related offering or (2) did not at original issuance acquire 5 percent or more of the aggregate principal amount of all classes of obligations or securities offered by the borrower or issuer of the obligation or security in the offering and any related offering; and

(c) the Issuer, the Collateral Manager and any Affiliate did not participate directly or indirectly in negotiating or structuring the terms of the obligation or security, except for the purposes of (1) commenting on offering documents to an unrelated underwriter or placement agent where the ability to comment on such documents was generally available to investors and any comments relating to the material commercial terms of the obligation or security addressed only errors or ambiguities in those terms or (2) due diligence of the kind customarily performed by investors in securities consisting of examining the credit quality of the borrower or issuer, and analyzing the collateral quality, structure and credit enhancement with respect to an obligation or security.

Equity Restrictions.

The Issuer shall not acquire (whether as part of a "unit" with a Collateral Obligation, in exchange for a Collateral Obligation, or otherwise) any asset that is treated for U.S. federal income tax purposes as:

(i) an equity interest in a partnership, a grantor trust or a disregarded entity (unless all of the assets of such trust or disregarded entity would otherwise qualify either as Collateral Obligations hereunder or as equity interests in entities taxable as corporations for U.S. federal income tax purposes other than equity interests that constitute USRPI, as defined in clause (iv) below;

(ii) a residual interest in a "REMIC" (as such term is defined in the Code);

(iii) an ownership interest in a "FASIT" (as such term is defined in the Code); or

(iv) any asset that constitutes a "United States real property interest" ("USRPI"), including certain interests in a "United States real property holding corporation" ("USRPHC") (as such terms are defined in the Code).

Synthetic Securities.

The Issuer shall not acquire or enter into any swap transaction or security, other than a participation interest in a loan, which swap transaction or security provides for payments associated with either (i) payments of interest and/or principal on a reference obligation or (ii) the credit performance of a reference obligation.